Filed pursuant to Rule 424(b)(5)
Registration No. 333-142898

Calculation of Registration Fee

Title of Each		Maximum Aggregate	Maximum
Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities Offered	Registered(1)	Per Unit	Offering Price	Registration Fee(2)
Preferred shares, par value of Ps 500 each(3)	60,000,000	US$8.3125	US$498,750,000	US$15,311.63

(1) Includes (a) 5,046,880 preferred shares represented by 1,261,720 ADSs that are issuable upon the exercise of the underwriters’ option within 30 days to purchase additional preferred shares and (b) all preferred shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of the distribution or within 40 days after the later of the effective date of this registration statement and the date the securities are first bona fide offered to the public. The preferred shares are not being registered for the purpose of sales outside the United States.

(2) Pursuant to Rule 457(r) under the Securities Act of 1933.

(3) The preferred shares may be represented by ADSs, each representing four preferred shares, evidenced by ADRs, to be issued upon deposit of the preferred shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-127306) filed on August 8, 2005.

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 14, 2007)

Bancolombia S.A.
8,411,470 American depositary shares representing 33,645,880 preferred shares

We are offering 8,411,470 American depositary shares (“ADSs”), each representing four of our preferred shares. The ADSs are being offered in the United States and elsewhere outside of the Republic of Colombia (“Colombia”) by the underwriters named in this prospectus supplement.

The ADSs trade on the New York Stock Exchange (“NYSE”) under the symbol “CIB.” The preferred shares trade on the Bolsa de Valores de Colombia (the “Colombian Stock Exchange”) under the symbol “PFBCOLOM.” On July 16, 2007, the last reported sale price of the ADSs on the NYSE was US$33.88 per ADS. On July 16, 2007, the last reported sale price of the preferred shares on the Colombian Stock Exchange was Ps 16,300 per preferred share.

Investment in the ADSs involves risks. See “Risk factors” beginning on page S-11 of this prospectus supplement to read about certain risk factors you should consider before investing in the ADSs.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE PREFERRED SHARES HAVE BEEN REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS OR “RNVE”). SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN “SUPERINTENDENCY OF FINANCE” OR “SFC”) WITH RESPECT TO APPROVAL OF THE QUALITY OF THE PREFERRED SHARES OR OUR SOLVENCY. THE ADSs MAY NOT BE PUBLICLY OFFERED OR SOLD IN COLOMBIA.

	Per ADS		Total

Public offering price	US$	33.2500	US$	279,681,378

Underwriting discount and commissions	US$	0.7481	US$	6,292,621

Proceeds, before expenses, to us	US$	32.5019	US$	273,388,757

The underwriters may also purchase up to an additional 1,261,720 ADSs from us at the public offering price, less the underwriting discounts and commissions payable by us, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be US$7,236,513 and the total proceeds, before expenses, to us will be US$314,397,054.

We expect to deliver the new ADSs on or as soon as practicable after July 20, 2007.

UBS Investment Bank	Merrill Lynch & Co.
Global Coordinator and Joint Bookrunner	Joint Bookrunner
JPMorgan
Co-Manager

Prospectus Supplement dated July 16, 2007

Prospectus Supplement

Prospectus

i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”). This prospectus supplement contains the terms of this offering. This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” and “our” refer to Bancolombia S.A. and its consolidated subsidiaries taken as a whole. In addition, all references in this prospectus supplement and the accompanying prospectus to “pesos” and “Ps” are to the currency of Colombia and references to “U.S. dollars” and “US$” are to the currency of the United States of America. Also, as used herein, the term “billion” means one thousand million, or 1,000,000,000.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Bancolombia or any other person. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall under any circumstances create an implication that there has been no change in the affairs of Bancolombia since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to its date. Our business, financial condition, results of operation and/or prospects may have changed since those dates.

Bancolombia accepts responsibility for the information contained in this prospectus supplement and the accompanying prospectus. The distribution of this prospectus supplement and the accompanying prospectus and the offer of the ADSs in some jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come are required by us to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Available information

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form F-3 filed by us with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We are also subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the NYSE located at 20 Broad Street, New York, New York 10005.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed or terminated will be incorporated by reference into this prospectus supplement and will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules).

We also incorporate by reference into this prospectus supplement the following documents or information filed by us with the SEC:

(1)	our Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on May 10, 2007 (“Annual Report”);

(2)	our report on Form 6-K, filed on May 7, 2007; and

(3)	our report on Form 6-K, filed on July 13, 2007.

The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of certain information by reference.”

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:
Bancolombia S.A.
Calle 50 No. 51-66
Medellin, Colombia
Attention: General Secretary
Telephone Number: (574) 510-8896

Exchange rates

This prospectus supplement translates certain peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. The Federal Reserve Bank of New York does not report a rate for pesos. Unless otherwise indicated, such peso amounts have been translated at the rate of Ps 2,238.79 per US$1.00, which corresponds to the tasa representativa del mercado (“representative market rate”) calculated on December 29, 2006, the last business day of the year. The representative market rate is computed and certified by the Superintendency of Finance on a daily basis and represents the weighted average of the buy/sell foreign exchange rates negotiated on the previous day by certain financial institutions authorized to engage in foreign exchange transactions (including us). The Superintendency of Finance also calculates and certifies the average representative market rate for each month for purposes of preparing financial statements, and converting amounts in foreign currency to pesos. Such conversion should not be construed as a representation that the peso amounts correspond to, or have been or could be converted into, U.S. dollars at that rate or any other rate.

On May 31, 2007, the representative market rate was Ps 1,930.64 per US$1.00. On July 16, 2007, the representative market rate was Ps 1,956.05 per US$1.00.

The following table sets forth the high and low peso per U.S. dollar exchange rates for the last six months:

Recent exchange rates of Peso per U.S. Dollar

Month	Low	High

January 2007	2,218.05	2,261.22
February 2007	2,211.46	2,255.17
March 2007	2,155.06	2,246.88
April 2007	2,110.67	2,190.30
May 2007	1,914.96	2,104.16
June 2007	1,877.88	1,982.29

Source:  Superintendency of Finance.

The following table sets forth the average peso/U.S. dollar representative market rate for each of the five most recent financial years, calculated by using the average of the exchange rates on the last day of each month during the period.

Peso/US$1.00 representative market rate

Period	Average

2002	2,534.22
2003	2,875.05
2004	2,614.79
2005	2,320.77
2006	2,359.13

Source:  Superintendency of Finance.

Forward-looking statements

This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “approximate,” “expect,” “may,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus supplement and the documents incorporated in this prospectus supplement by reference and include, but are not limited to:

➢	changes in general economic, business, political, social, fiscal or other conditions in Colombia or changes in general economic or business conditions in Latin America;

➢	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

➢	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

➢	inflation, changes in foreign exchange rates and/or interest rates;

➢	sovereign risks;

➢	liquidity risks;

➢	increases in defaults by our borrowers and other loan delinquencies;

➢	lack of acceptance of new products or services by our targeted customers;

➢	competition in the banking, financial services, credit card services, insurance, asset management and other industries in which we operate;

➢	adverse determination of legal or regulatory disputes or proceedings;

➢	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

➢	regulatory issues relating to acquisitions;

➢	changes in business strategy; and

➢	other factors identified or discussed under “Risk factors” in this prospectus supplement and elsewhere in our Annual Report incorporated in this prospectus supplement by reference.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

v

Enforcement of civil liabilities against foreign persons

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A. that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur. Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:

➢	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

➢	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

➢	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

➢	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

➢	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

➢	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

Summary

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document carefully, including the “Risk factors” and the financial statements and the related notes thereto, before making an investment decision.

Company overview

We are the leading independent financial institution in Colombia based on market share and net assets, and we provide a wide range of financial products and services to our diversified customer base, including corporate customers, small and medium size businesses and individuals. Our products and services include corporate and personal loans, deposit-taking, credit and debit cards, electronic banking, cash management, fiduciary and custodial services, brokerage services, leasing, investment banking and dollar-denominated products. As of March 31, 2007, we had, on a consolidated basis:

➢	Ps 36,462,754 million in total assets;

➢	Ps 24,869,858 million in total net loans and financial leases;

➢	Ps 24,237,791 million in deposits; and

➢	Ps 3,420,985 million in shareholders’ equity.

We were originally established to provide products and services to blue-chip industrial companies in the Medellín industrial region, and we have grown substantially over the years, both through organic growth as well as through acquisitions. Since our formation in 1945, we have expanded our business activities to provide general banking products and services to individuals, as well as to the middle-market sector which consists of small and medium-sized companies.

Our consolidated net income for the year ended December 31, 2006 and for the three months ended March 31, 2007 was Ps 749,529 million and Ps 199,957 million, respectively, representing an average return on equity of 22.10% and 22.06%, respectively, and an average return on assets of 2.31% and 2.28%, respectively.

As of March 31, 2007, we had 703 branches and a proprietary network of 1,394 ATMs in 152 cities and towns. Approximately 81% of our transactions with our customers are electronic or over the internet. These services play an increasingly important role in our marketing and distribution system. Our Virtual Branch electronic banking system offers 24-hour services, including balance inquiries, savings and credit card information, credit card payment services, disbursement of pre-approved loans, blocking of credit cards, check counter-orders, product and service requests, and other customer services.

We were founded in 1945 under the name Banco Industrial Colombiano S.A. In 1998, we merged with Banco de Colombia S.A. and changed our name to Bancolombia S.A. In 2005, Conavi Banco Comercial y de Ahorros S.A. (“Conavi”) and Corporacion Financiera Nacional y Suramericana S.A. (“Corfinsura”) merged with and into Bancolombia, with Bancolombia as the surviving entity after the spin-off of part of Corfinsura’s investment portfolio to a new entity formed by the former shareholders of Corfinsura.

Since 1981 and 1995, our common shares and preferred shares, respectively, have traded on Colombian stock exchanges. Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded. Bancolombia is currently the only Colombian company listed in the NYSE.

Strategy

Our goal is to maintain our position as a leading provider of financial services in Colombia while increasing our profitability. The key elements of our strategy are:

Maintaining our Leading Position in the Colombian Financial Services Market
We intend to continue to capitalize on our strong brand name recognition and leading market position in Colombia to grow our business. We believe that the Colombian financial services market offers attractive growth potential. In particular, banking penetration, as measured by loans to gross domestic product, in Colombia is lower than in many of the countries in the region. We believe that this low penetration in combination with strong expected growth in the Colombian economy will support growth in the banking market, particularly in retail and mortgage loans. We intend to maintain our relationship with our corporate clients, while focusing additional resources on “under-served” segments, which include retail and small businesses through tailoring innovative banking products targeted at these clients.

Actively Pursuing Cross-Selling Opportunities
We intend to increase our market share and profitability by cross-selling our products and services. We believe that our existing customer base represents a significant opportunity to sell additional banking products and services. We believe that there are particularly attractive opportunities with our corporate banking clients. Within the corporate banking segment, we intend to focus on low risk, high margin products and services, such as international trade finance, leasing and factoring.

Focus on Improving Operating Efficiency
We are committed to improving our operating efficiency and profitability. By focusing on technological developments and on the use of electronic distribution channels, we aim to increase our customers’ use of electronic transactions, thereby addressing our customers’ evolving needs and potentially increasing the transactions conducted by our customers. We also continue to implement technological solutions aimed at identifying means of improving our pricing processes and assessing the profitability of our business segments. Through these initiatives, we will continue to strive to improve our efficiency ratio.

Increasing our Profitability by More Effectively Deploying our Assets
We intend to continue to seek the most attractive opportunities to improve our profitability. Our acquisition of Banagricola, S.A. illustrates our decision to strategically use our capital to increase our profitability. Given Banagricola’s strong position in El Salvador’s growing economy and its diverse portfolio of products, we believe that this investment will increase our profitability. We will continue to opportunistically seek other investment opportunities that we believe will enhance our profitability and support our growth strategy.

First quarter results

On May 7, 2007, we announced our results for the three months ended March 31, 2007. As set forth in “Incorporation of certain information by reference,” our results for the first quarter have been incorporated by reference in a Form 6-K filed with the SEC on May 7, 2007.

Our consolidated net income for the three months ended March 31, 2007 totaled Ps 199,957 million, representing a 29.8% decrease as compared to Ps 284,893 million for the three months ended December 31, 2006 and a 6.6% decrease as compared to Ps 214,102 million for the three months ended March 31, 2006.

Net interest income for the three months ended March 31, 2007 totaled Ps 538,567 million, representing a 4.1% decrease as compared to the three months ended December 31, 2006 and a 17.5% increase as compared to the three months ended March 31, 2006.

For the three months ended March 31, 2007, provisions for loan and interest losses, net of recoveries amounted to Ps 74,392 million, representing an increase of 15.9% as compared to Ps 64,205 million for the three months ended March 31, 2006. This level of provisions represents an increase of 142.9% as compared to the three months ended December 31, 2006, when such provisions amounted to Ps 30,630 million. Such increase is mainly due to lower recoveries registered during the three months ended March 31, 2007 as compared to the unusually high Ps 50,000 million in recoveries registered during the three months ended December 31, 2006.

Net fees and income from services amounted to Ps 214,169 million during the three months ended March 31, 2007, decreasing 7.7% as compared to the three months ended December 31, 2006 and increasing 3.9% as compared to the three months ended March 31, 2006. Net fees and income from services during the three months ended March 31, 2007 reflected the sale of Almacenar S.A. in 2007.

Operating expenses amounted to Ps 470,203 million during the three months ended March 31, 2007, representing a decrease of 12.9% as compared to the three months ended December 31, 2006 when operating expenses amounted to Ps 539,563 million. However, operating expenses during the three months ended March 31, 2007 represented an increase of 15.1% as compared to the three months ended March 31, 2006 when operating expenses amounted to Ps 408,585 million.

As of March 31, 2007, our net loans and financial leases totaled Ps 24,869,858 million, representing an increase of 4.4% as compared to Ps 23,811,391 million as of December 31, 2006 and an increase of 35.4% as compared to Ps 18,365,410 million as of March 31, 2006. As of March 31, 2007, our ratio of past due loans to total loans was 2.7%, and our ratio of allowances for loan and accrued interest losses to past due loans was 130.4%.

Investments in debt securities as of March 31, 2007 totaled Ps 4,976,814 million, representing a decrease of 10.0% as compared to Ps 5,530,559 million as of December 31, 2006 and a decrease of 38.8% as compared to Ps 8,131,968 million as of March 31, 2006. The decrease was primarily a consequence of our strategy to reallocate our assets from our portfolio of debt securities to our loan portfolio.

Acquisition of Banagricola

On May 16, 2007, the Bank, through its wholly-owned subsidiary Bancolombia Panama S.A., acquired 16,817,633 shares of Banagricola S.A., a sociedad anónima organized under the laws of Panama (“Banagricola”), which represented 89.15% of the total issued and outstanding shares of Banagricola. The shares were acquired pursuant to a simultaneous public tender offer in El Salvador and Panama. The total consideration paid for the acquired shares was US$791.2 million. The Bank used cash on hand and loans from foreign financial institutions amounting to US$590 million to acquire the shares of Banagricola.

Banagricola is a holding company with several subsidiaries, including Banco Agricola S.A. in El Salvador and Banco Agricola (Panama) S.A. in Panama, dedicated to banking, commercial and consumer activities, insurance, pension funds and brokerage.

According to financial sector information from the El Salvadorian Financial System Superintendency, Banagricola has a strong franchise in the El Salvadorian financial market, including a large retail bank in El Salvador, which holds through its subsidiary Banco Agricola, a 29% market share in terms of loans and deposits; it is a significant pension fund manager and holds through its subsidiary AFP Crecer a 52% market share; and, through its subsidiary Asesuisa, it is also one of the largest insurers in El Salvador with a 23% market share.

As of December 31, 2006, Banagricola had a loan portfolio of over US$2.4 billion and a solid and growing client base of over one million clients who are served through a network in El Salvador that is comprised of approximately 122 branches, 347 ATMs and 133 additional points of sale.

The acquisition of Banagricola positions Bancolombia as one of several key players in Central America. In particular, due to El Salvador’s high credit rating, its dollarized economy and Banagricola’s solid financial performance, Bancolombia expects to be able to increase its income generation and to diversify its loan portfolio mix which we expect will reduce its risk and exposure concentration.

Banagricola’s low cost, broad and diversified retail deposit base and efficient cost controls give Banagricola key competitive advantages. In addition, potential synergies from this transaction, such as improvement in international funding for Bancolombia, transfer of know how, best practices and cross selling opportunities, are expected to further enhance Bancolombia’s earnings. This transaction is expected to be accretive to earnings from 2007 onwards, excluding any effect of potential synergies and one-time charges.

On April 2, 2007, Bancolombia Panama S.A. entered into a Stock Purchase Agreement with the controlling shareholders of Bienes y Servicios, S.A. (“BYSSA”) to acquire a controlling stake in BYSSA, a corporation organized and existing under the laws of the Republic of El Salvador. The Stock Purchase Agreement provided that Bancolombia Panama S.A. will launch a tender offer in El Salvador in order to acquire at least 50.8349% and up to 100% of all the issued and outstanding shares of BYSSA. The maximum purchase price payable in the BYSSA tender offer is approximately US$75 million. BYSSA has a significant number of shareholders in common with Banagricola. BYSSA and its subsidiaries provide printing, outsourcing and other services to different companies of the Conglomerado Financiero Banagricola (Banagricola Financial Group). In addition, BYSSA owns 9.59% of the total issued and outstanding shares of Banagricola and is the sole shareholder of Banagricola de El Salvador, Inc., a company organized and existing under the laws of the State of California, which is engaged in the money transmittal business in states such as California, Maryland, Nevada, New Jersey, Virginia and in the District of Columbia. If the BYSSA Stock Purchase Agreement is terminated, BYSSA is obliged to transfer Banagricola de El Salvador, Inc. to Bancolombia Panama S.A., for US$6 million and to enter into a long-term service agreement with Banagricola and/or its subsidiaries. On June 15, 2007, the transaction was approved by the Panamanian Superintendency of Banking (Superintendencia de Bancos). El Salvadorian and U.S. regulatory approvals are still pending but the transaction is currently expected to close in the third quarter of 2007. Upon the successful completion of the BYSSA tender offer, the Bank expects to control 98.74% of the total issued and outstanding shares of Banagricola.

Summary Financial Information for Banagricola (El Salvador GAAP)

	As of and for the year ended
	December 31, 2006
	(in thousands of US$)

CONSOLIDATED INCOME STATEMENT DATA
Net income	US$	63,560

CONSOLIDATED BALANCE SHEET DATA
Total assets	US$	3,687,067
Loan portfolio, net		2,443,781
Deposits from clients		2,362,080
Total shareholders’ equity		431,709

Recent developments

Under Colombian laws, the Central Bank (Banco de la República) may intervene in the foreign exchange market if the peso experiences significant volatility. Pursuant to such authority, on May 23, 2007, the Colombian Government introduced a new deposit requirement related to portfolio investments made by foreign investors. Decree No. 1801 of 2007, requires foreign investors making portfolio investments to make a non-interest bearing deposit with the Central Bank, for a term of six months from the date of such investment, for an amount equivalent to 40% of the value of the investment converted at the representative market rate then in effect. See “Risk factors — Risks relating to the ADSs — There are some restrictions on foreign investment in Colombia.” On June 29, 2007, the Colombian Government issued Decree No. 2466 of 2007, setting forth that portfolio investments made pursuant to ADS programs are exempt from the deposit requirement of Decree No. 1801 of 2007. As a result, neither Bancolombia nor the purchasers of the ADSs pursuant to this offering will be required to deposit with the Central Bank 40% of the proceeds of this offering.

On May 25, 2007, Bancolombia completed an SEC-registered debt offering, with the issuance of US$400 million in aggregate principal amount of its Subordinated Notes due 2017. The notes have a 10-year maturity term and a coupon of 6.875%, payable semi-annually on May 25 and November 25 of each year, beginning on November 25, 2007. The notes were issued at a public offering price of 98.661% and are unsecured subordinated obligations of the Bank, structured to constitute subordinated bonds (bonos subordinados) for Colombian banking regulatory purposes and will be eligible for Tier Two capital treatment under Colombian banking regulatory standards.

On June 13, 2007, Moody’s Investor Services, Inc. downgraded certain Bancolombia ratings, including a downgrade of the rating of the subordinated notes issued on May 25, 2007 from Baa3 to Ba1.

Our by-laws and Colombian law require that, whenever we issue new shares of any outstanding class, we must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of our aggregate capital stock. Accordingly, before we sell any ADSs representing newly issued preferred shares, we are required to conduct a rights offering that meets the requirements of Colombian law and our by-laws. In connection with our proposed offering of ADSs described in this prospectus supplement, we commenced a rights offering in Colombia on June 15, 2007, which offered current holders of preferred shares the right to subscribe for an aggregate of up to 60 million preferred shares. On July 9, 2007, the subscription period for our preemptive rights offering in Colombia ended. Of the total 60 million preferred shares that were offered, 21,307,238 preferred shares were subscribed by shareholders or assignees, at a price of Ps 15,205 per share, for an aggregate amount of Ps 323,976,553,790. The preferred shares that were not subscribed by the shareholders entitled to exercise the preemptive rights are being offered exclusively outside of Colombia in the form of ADSs pursuant to this offering.

On July 12, 2007, the Constitutional Court of Colombia (Sala Plena) upheld decision No. 171 dated March 7, 2006 of one of its Revision Divisions (Sala de Revisión), which ordered the reopening of the criminal investigation against our President and one of our Vice-Presidents. As a result of the Constitutional Court’s decision, the criminal investigation against these officers will continue. See “Risk factors — Risks relating to our business — The Bank and members of its senior management are defendants in several legal proceedings.” Bancolombia believes that this decision should be considered in the context of the series of legal proceedings relating to the acquisition of Banco de Colombia and the subsequent merger with Banco Industrial Colombiano. This series of legal proceedings, which has been ongoing since 1999, is described under Item 8 “Financial Information — Consolidated Statements and Other Financial Information — Legal Proceedings” in our Annual Report incorporated by reference herein, and has not to date resulted in any significant liability for or damages payable by Bancolombia. Bancolombia intends to continue to support the officers involved in the criminal investigation.

Our headquarters are located at Calle 50, No. 51-66, Medellín, Colombia, and our telephone number is +(574) 510-8896. Our web address is www.grupobancolombia.com; however, the information found on our website is not considered part of this prospectus supplement.

THE OFFERING

Offering	We are offering 8,411,470 ADSs through the underwriters.

Offering Price	US$33.25 per ADS.

Over-allotment Option	We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,261,720 additional ADSs, solely to cover over-allotments.

ADSs	Each ADS represents four preferred shares held by The Bank of New York, as depositary. The ADSs will be evidenced by American depositary receipts (“ADRs”).

ADSs Outstanding After the Offering	Based on the number of ADSs outstanding on July 16, 2007, 48,384,684 ADSs will be outstanding upon completion of this offering. This information assumes no exercise of the over-allotment option by the underwriters.

Preferred Shares Outstanding After the Offering	273,075,539 preferred shares (including shares in the form of ADSs) will be outstanding upon completion of this offering and the local rights offering. This information assumes no exercise of the over-allotment option by the underwriters.

Listings and Trading Markets	The ADSs are listed for trading in the NYSE under the symbol “CIB.”

Dividend Policy	The declaration, amount and payment of dividends is based on our unconsolidated earnings and must be approved at the ordinary annual shareholders’ meeting upon the recommendation of the board of directors and the president of the Bank. For additional information regarding our dividend policy, see “Dividend policy” in this prospectus supplement and “Description of American Depositary Receipts—Dividends, Other Distributions and Rights” in the accompanying prospectus.

Voting Rights	Holders of preferred shares, and consequently holders of ADRs, are generally not entitled to receive notice of, attend or vote at any general meeting of holders of common shares except under certain circumstances where they have very limited voting rights. See “Description of preferred shares—Voting Rights” and “Description of American Depositary Receipts—Voting of Deposited Securities” in the accompanying prospectus.

Lock-up agreements	We, and certain of our executive officers and directors and our principal shareholders, Suramericana de Inversiones S.A. and Inversiones Argos S.A., have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common or preferred shares or securities convertible into or exercisable or exchangeable for our common or preferred shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the representatives may in their sole discretion release all or some of the securities from these lock-up agreements.

Use of Proceeds	We will receive net proceeds from the sale of the new ADSs of approximately US$272.4 million, or approximately US$313.4 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds for general corporate purposes.

Depositary	The Bank of New York.

Certain Fees and Expenses	The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued certain fees, expenses and charges, such as expenses incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement, and a fee of $5.00 or less per each 100 ADSs (or portion thereof) issued or surrendered. See “Description of American Depositary Receipts—Charges of Depositary” in the accompanying prospectus.

RISK FACTORS

An investment in the ADSs involves significant risks that a prospective investor should consider carefully. See “Risk factors” beginning on page S-11.

SUMMARY FINANCIAL DATA

The following table presents our summary historical financial information and other data as of and for each of the periods indicated. The financial data as of and for the fiscal years ended December 31, 2004, 2005 and 2006 have been derived from the Bank’s audited consolidated financial statements included in the Bank’s Annual Report incorporated by reference herein. The financial data as of and for the three month periods ended March 31, 2006 and 2007 have been derived from the Bank’s unaudited interim financial statements. The unaudited financial information as of and for the three month periods ended March 31, 2006 and 2007 includes all adjustments, consisting of only normal recurring adjustments, which in the opinion of management are necessary for the fair presentation of such information. Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP, which differs in certain important respects from US GAAP. See Item 3. “Key Information—A. Selected Financial Data—Differences between Colombian and U.S. GAAP Results” in our Annual Report, which is incorporated by reference herein. The selected consolidated financial data should be read in conjunction with Item 5. “Operating and Financial Review and Prospects” in our Annual Report incorporated by reference herein, and our consolidated financial statements, including the related notes thereto, included in such Annual Report.

	For the year ended				For the three month period ended
	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,	March 31,
	2004	2005	2006	2006	2006	2007	2007

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED STATEMENT OF OPERATIONS:
Net interest income	Ps1,217,365	Ps2,049,810	Ps1,767,503	US$789,491	Ps458,144	Ps538,567	US$245,887
Net interest income after provisions	1,150,741	1,918,770	1,617,321	722,409	407,466	501,458	228,945
Net operating income	812,773	1,226,242	885,415	395,488	279,612	269,562	123,071
Income before taxes	817,488	1,224,396	924,409	412,906	281,881	283,274	129,331
Net income	Ps578,678	Ps946,881	Ps749,529	US$334,792	214,102	199,957	US$91,292
Weighted average of Preferred and
Common Shares outstanding (2)	576,695,395	652,882,756	727,827,005	727,827,005	727,827,005	727,827,005	727,827,005
Basic and Diluted net operating income per share (2)	Ps1,297	Ps1,878	Ps1,217	US$0.54	Ps 1,537	Ps 1,481	US$0.68
Basic and Diluted net operating income per ADS	5,189	7,513	4,866	2.16	6,147	5,926	2.71
Basic and Diluted net income per share (2)	1,003	1,450	1,030	0.46	1,177	1,099	0.50
Basic and Diluted net income per ADS	4,012	5,800	4,119	1.84	4,707	4,396	2.01
Cash dividends declared per share (3)	376	508	532	—	—	—	—
Cash dividends declared per share (stated in US Dollars) (3)	0.16	0.22	0.24	—	—	—	—
Cash dividends declared per ADS	1,504	2,032	2,128	—	—	—	—
Cash dividends declared per ADS (stated in US Dollars)	0.63	0.88	0.95	—	—	—	—
OTHER DATA(4)
Profitability ratios:
Net interest margin (5)	8.75%	8.12%	6.19%	6.19%	6.61%	6.76%	6.76%
Return on average total assets (6)	3.62	3.30	2.31	2.31	2.78	2.28	2.28
Return on average shareholders’ equity (7)	32.14	31.49	22.10	22.10	25.11	22.06	22.06
Efficiency ratio:
Operating expenses as a percentage of interest, fees, services and other operating income	50.92%	54.94%	64.37%	64.37%	55.91%	60.87%	60.87%
Capital ratios:
Period-ended shareholders’ equity as a percentage of period-end total assets	11.96	10.96	10.57	10.57	10.33	9.38	9.38
Period-end regulatory capital as a percentage of period-end risk-weighted assets (8)	13.44	10.93	11.05	11.05	12.66	11.14	11.14
Credit quality data:
Non-performing loans as a percentage of total loans (9), (12)	0.88%	1.48%	1.36%	1.36%	1.56%	1.46%	1.46%
“C,” “D” and “E” loans as a percentage of total loans (11), (12)	3.86	3.38	2.54	2.54	3.11	2.69	2.69
Allowance for loan and accrued interest losses as a percentage of non-performing loans (12)	496.30	259.02	252.87	252.87	250.61	240.36	240.36
Allowance for loan and accrued interest losses as a percentage of “C,” “D” and “E” loans (11), (12)	113.47	113.59	135.06	135.06	125.80	130.50	130.50
Allowance for loan and accrued interest losses as a percentage of total loans (12)	4.37	3.84	3.43	3.43	3.92	3.50	3.50
Operating Data:
Number of branches(10)	377	678	701	701	680	703	703

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, or at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as applicable, both as reported by the Superintendency of Finance.

(2)	The weighted average of preferred and common shares outstanding for fiscal year 2004, included 178,435,787 preferred shares and 398,259,608 common shares. For fiscal year 2005, it included 198,261,641 preferred shares and 454,621,115 common shares. For fiscal year 2006, it included 218,122,421 preferred shares and 509,704,584 common shares. Per share amounts are calculated for each fiscal period on the basis of outstanding preferred and common shares during that fiscal period.

(3)	This data is presented on an annualized basis. Per share amounts are calculated for each fiscal period on the basis of outstanding preferred and common shares during that fiscal period.

(4)	Ratios were calculated on the basis of monthly averages.

(5)	Net interest income divided by average interest-earning assets.

(6)	Net income divided by average total assets.

(7)	Net income divided by average shareholders’ equity.

(8)	For an explanation of risk-weighted assets and Technical Capital, see Item 4. “Information on the Company-B. Business Overview-B.7. Supervision and Regulation-Capital Adequacy Requirements” in our Annual Report incorporated by reference herein.

(9)	Non-performing loans are small business loans that are past due 30 days or more, mortgage and consumer loans that are past due 60 days or more and commercial loans that are past due 90 days or more (each category includes financial leases).

(10)	Number of branches does not include branches of the Bank’s subsidiaries.

(11)	See Item 4. “Information on the Company-E. Selected Statistical Information-E.3. Loan Portfolio-Classification of the Loan Portfolio and Credit Categories” in our Annual Report incorporated by reference herein for a description of “C”, “D” and “E” Loans.

(12)	In October 23, 2003, the Superintendency of Banking (now the Superintendency of Finance), through its External Circular 040 of 2003, modified the treatment of financial leases. Starting January 1, 2004, instead of recording financial leases as property, plant and equipment, companies must account for them in their loan portfolio.

	As of the year ended				As of the three month period ended
	December 31,	December 31,	December 31,	December 31,	March 31,	March 31,	March 31,
	2004	2005	2006	2006	2006	2007	2007

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED BALANCE SHEET DATA
Loans and financial leases, net	Ps9,600,861	Ps17,920,370	Ps23,811,391	US$10,635,831	Ps18,365,410	Ps24,869,858	US$11,354,544
Investment securities, net	5,250,211	8,459,703	5,677,761	2,536,085	8,315,148	5,248,891	2,396,426
Other assets	2,628,057	4,423,444	4,999,544	2,233,145	4,284,405	6,344,005	2,896,409
Total Assets	17,479,129	30,803,517	34,488,696	15,405,061	30,964,963	36,462,754	16,647,379
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	Ps11,862,116	Ps18,384,982	Ps23,216,467	US$10,370,096	Ps18,343,438	Ps24,237,791	US$11,065,968
Non-interest bearing	2,690,679	3,530,279	4,580,649	2,046,038	3,229,036	3,956,609	1,806,423
Interest bearing	9,171,437	14,854,703	18,635,818	8,324,058	15,114,402	20,281,182	9,259,545
Other liabilities	3,526,290	9,041,245	7,625,617	3,406,133	9,422,199	8,803,978	4,019,531
Total liabilities	15,388,406	27,426,227	30,842,084	13,776,229	27,765,637	33,041,769	15,085,499
Shareholders’ equity	2,090,723	3,377,290	3,646,612	1,628,832	3,199,326	3,420,985	1,561,880
Total liabilities and shareholders’ equity	17,479,129	30,803,517	34,488,696	15,405,061	30,964,963	36,462,754	16,647,379

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, or at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as applicable, both as reported by the Superintendency of Finance.

Summary Financial Information (U.S. GAAP)

	For the year ended
	December 31,	December 31,	December 31,	December 31,
	2004	2005	2006	2006

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED INCOME STATEMENT DATA
Net income	Ps642,126	Ps891,121	Ps941,183	US$	420,398

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, or at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as applicable, both as reported by the Superintendency of Finance.

Risk factors

An investment in our preferred shares and ADSs involves risks. You should consider carefully the information set forth in this section and all the other information provided to you or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our ADSs and preferred shares.

RISKS RELATING TO OUR BUSINESS

The quality of the Bank’s loan portfolio and of other assets may decline.

The continuous growth in both family and corporate income levels in Colombia, as well as the profitability in the prices of goods and interest rates, have triggered a significant annual growth in the Bank’s loan portfolio (including the Bank’s mortgage loan portfolio) of approximately 32% as of December 31, 2006. Unforeseen changes in the income levels of the Bank’s borrowers, increases in the inflation rate or an unexpected increase in interest rates could have a negative effect on the quality of the Bank’s loan portfolio, causing the Bank to increase provisions for loan losses and resulting in reduced profits. In particular, the Bank might not be able to maintain its current level of asset quality and credit risk in the future. Furthermore, if the Bank successfully increases the participation of consumer, mortgage and small business credits in its loan portfolio, it may experience detrimental changes in its credit risk levels.

The Bank’s concentration in and reliance on short-term deposits may increase its funding costs.

The Bank’s principal sources of funds are short-term deposits, checking accounts and savings accounts, each of which represented a share of 76.8%, 66.4% and 72.8% of total funds at the end of 2004, 2005 and 2006, respectively. Because the Bank relies primarily on short-term deposits for its funding, in the event of a sudden or unexpected shortage of funds in the Colombian banking system and money markets, the Bank might not be able to maintain its current level of funding without incurring higher costs or liquidating certain assets.

The Bank’s businesses rely heavily on data collection, processing and storage systems, the failure of which could materially and adversely affect the effectiveness of its risk management and internal control system as well as its financial condition and results of operations.

All of the Bank’s principal businesses are highly dependent on the ability to timely collect and process a large amount of financial and other information across numerous and diverse markets and products at its various branches, at a time when transaction processes have become increasingly complex with increasing volume. The proper functioning of financial control, accounting or other data collection and processing systems is critical to the Bank’s businesses and to its ability to compete effectively. A partial or complete failure of any of these primary systems could materially and adversely affect its decision making process, its risk management and internal control systems as well as the Bank’s ability to respond on a timely basis to changing market conditions. If the Bank cannot maintain an effective data collection and management system, its business operations, financial condition and results of operations could be materially and adversely affected.

The Bank is also dependent on information systems to operate its website, process transactions, respond to customer inquiries on a timely basis and maintain cost-efficient operations. The Bank may experience operational problems with its information systems as a result of system failures, viruses, computer “hackers” or other causes. Any material disruption or slowdown of its systems could cause information, including data related to customer requests, to be lost or to be delivered to the Bank’s clients with delays or errors, which could reduce demand for the Bank’s services and products and could materially and adversely affect the Bank’s results of operations and financial position.

Risk factors

Adverse economic and political conditions in Colombia may adversely affect the Bank’s financial condition and results of operations.

The Bank is a Colombian financial institution, and most of the Bank’s operations, property and customers are located in Colombia. As a result, the quality of its assets, financial condition and results of operations depend primarily on macroeconomic and political conditions prevailing in Colombia. Colombia is subject to political, economic and other uncertainties, including renegotiation, or nullification of existing contracts, currency exchange restrictions and international monetary fluctuations. Furthermore, changes in Colombia’s monetary, exchange and trade policies could affect the overall business environment in Colombia, which would impact the Bank’s financial condition and results of operations. The Government’s recent action increasing the deposit requirement with respect to foreign currency borrowings and establishing deposit requirements for foreign portfolio investments in order to manage monetary policy may have a negative impact on the Bank’s financial condition and results of operation. For example, the Central Bank could raise interest rates, which could negatively affect the Bank’s assets and restrict their growth. Increases in exchange rates could negatively affect borrowers’ foreign currency position, while setbacks in trade relations with Venezuela and Ecuador, as well as any difficulties with the approval of the Free Trade Agreement with the United States, could affect the financial position of the Bank’s larger customers. Any of these events could have a negative impact on the Bank’s financial condition.

Furthermore, decreases in the growth rate in the Colombian economy, periods of negative growth or increases in inflation or interest rates could result in lower demand for the Bank’s services and products, lower real pricing of its services and products, or cause it to shift to lower margin services and products. Because a large percentage of the Bank’s costs and expenses are fixed, it may not be able to reduce costs and expenses upon the occurrence of any of these events and its profit margins could suffer as a result.

In addition adverse economic and political conditions in other countries where the Bank has subsidiaries may adversely affect the Bank’s financial condition and results of operations.

Colombian government policies will likely significantly affect the economy and, as a result, the Bank’s business and financial condition.

The Colombian government (excluding departmental and municipal governments, the “Government”) has historically exercised substantial influence over the Colombian economy, and its policies are likely to continue to have an important effect on Colombian entities (including the Bank), market conditions, prices and rates of return on Colombian securities (including the Bank’s securities). The Bank’s business and financial condition could be adversely affected by changes in policy, or future judicial interpretations of such policies, involving exchange controls and other matters such as currency devaluation, inflation, interest rates, taxation, banking laws and regulations and other political or economic developments in or affecting Colombia. Future developments in Government policies could impair the Bank’s business or financial condition or the market value of its securities.

Colombia has experienced several periods of violence and instability, and such instability could affect the economy and the Bank.

Colombia has experienced several periods of criminal violence over the past four decades, primarily due to the activities of guerilla groups and drug cartels. In response, the Government has implemented various security measures and has strengthened its military and police forces by creating specialized units. Despite these efforts, drug-related crime and guerilla activity continue to exist in Colombia. These activities, their possible escalation and the violence associated with them may have a negative impact on the Colombian economy or on the Bank in the future.

The administration of the president of Colombia, Alvaro Uribe, who was re-elected for the period from 2006 to 2010, is implementing a plan prioritizing the protection of civil rights and the strengthening of

Risk factors

democratic authority. Nevertheless, the plan may not achieve its objectives and economic and social conditions could deteriorate in the future, giving rise to outflows of capital and a general devaluation of Colombian financial assets. The Bank’s business or financial condition, or the market value of the Bank’s securities and any dividends distributed by it, could be adversely affected by rapidly changing economic and social conditions in Colombia and by the Government’s response to such conditions. Moreover, additional deterioration in the economic and political situation of neighboring countries could affect national stability or the Colombian economy by disrupting Colombia’s diplomatic or commercial relationships with these countries.

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties experienced by its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States and Venezuela, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States is Colombia’s largest export market. A decline in US demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth, which would, in turn, have detrimental results on the business activities of the Bank. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. In the past, Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real and the 2001 Argentine financial crisis.

Similar developments can be expected to affect the Colombian economy in the future. Such a contagion effect could be expected to lower market prices of Bancolombia’s securities and threaten its liquidity, cause higher rates of past due loans in Bancolombia’s loan portfolios, lead to significant weaknesses in Bancolombia’s investment portfolio and diminish Colombia’s ability to make payments on its public debt (which represents a significant portion of Bancolombia’s investment portfolio).

The Bank may not be able to detect money laundering and other illegal or improper activities fully or on a timely basis, which could expose the Bank to additional liability.

The Bank is required to comply with applicable anti-money laundering, anti-terrorism laws and other regulations. These laws and regulations require the Bank, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious and large transactions to the applicable regulatory authorities. While the Bank has adopted policies and procedures aimed at detecting and preventing the use of its banking network for money laundering activities and by terrorists and terrorist-related organizations and individuals generally, such policies and procedures have in some cases only been recently adopted and may not completely eliminate instances where it may be used by other parties to engage in money laundering and other illegal or improper activities. To the extent the Bank may fail to fully comply with applicable laws and regulations, the relevant government agencies to which it reports have the power and authority to impose fines and other penalties on the Bank. In addition, the Bank’s business and reputation could suffer if customers use the Bank for money laundering or illegal or improper purposes.

Risk factors

Any additional taxes resulting from changes to tax regulations or the interpretation thereof in Colombia could adversely affect the Bank’s consolidated results.

Uncertainty relating to tax legislation poses a constant risk to Colombian entities, like the Bank, and Colombian national authorities have levied new taxes in recent years. Changes in legislation, regulation and jurisprudence can affect tax burdens by increasing tax rates and fees, creating new taxes, limiting stated expenses and deductions, and eliminating incentives and non-taxed income.

Additional tax regulations could be implemented that could require the Bank to make additional tax payments, negatively affecting its financial condition, results of operation and cash flow. In addition, either national or local taxing authorities may not interpret tax regulations in the same way that the Bank does. Differing interpretations could result in future tax litigation and associated costs.

Instability of Colombian banking laws and regulations could adversely affect the Bank’s consolidated results.

Changes in banking laws and regulations, or in their official interpretation, may have a material effect on the Bank’s business and operations. Since banking laws and regulations change frequently, their interpretation and, in particular, the manner in which these laws and regulations are applied to financial institutions like the Bank are continuously evolving. For example, on May 6, 2007, the Central Bank issued a resolution materially increasing the amount of a deposit that must be held in a reserve account with the Central Bank and on June 15, 2007, the Central Bank made this increase applicable to saving deposits. Laws or regulations could be adopted, enforced or interpreted in a manner that has an adverse effect on the Bank’s business. In addition, banking laws or regulations may change in other countries where the Bank has subsidiaries, such as Panama, El Salvador, Puerto Rico and the Cayman Islands, resulting in a material adverse effect to the businesses of the Bank and its subsidiaries.

Colombian banking regulations, accounting standards and corporate disclosure differ from those in the United States.

While many of the policies underlying Colombian banking regulations are similar to those underlying regulations applicable to banks in other countries, including those in the United States, Colombian regulations can differ in a number of material respects from those other regulations. For example, capital adequacy requirements for banks under Colombian regulations differ from those under U.S. regulations.

The Bank prepares its annual audited financial statements in accordance with Colombian GAAP, which differs in significant respect to U.S. GAAP. Thus, Colombian financial statements and reported earnings may differ from those of companies in other countries in these and other respects. Some of the main significant differences affecting earnings and shareholders’ equity include the accounting treatment for restructuring, capitalization of foreign exchange gains (losses) on deferred costs, inflation accounting, deferred taxes and the accounting treatment for depreciation expense.

Moreover, under Colombian GAAP, allowances for non-performing loans are computed by establishing each non-performing loan’s individual inherent risk, using criteria established by the Superintendency of Finance that differs from that used under U.S. GAAP. See “Item 4 Information on the Company—E. Selected Statistical Information—E.4. Summary of Loan Loss Experience—Allowance for Loan Losses” in our Annual Report incorporated by reference herein.

Although the Government has undertaken a review of present regulations relating to accounting, audit, and information disclosure, with the intention of conforming them to international standards and proposing pertinent modifications to Congress, current regulations continue to differ in certain respects from those in other countries. Accordingly, there may be less publicly available information about the Bank than is regularly published by or about U.S. issuers.

Risk factors

The Bank’s financial results are constantly exposed to market risk. The Bank is subject to fluctuations in interest rates and other market risks, which may materially and adversely affect its financial condition and results of operations.

Market risk refers to the probability of variations in the Bank’s net interest income or in the market value of its assets and liabilities due to interest rate volatility. Changes in interest rates affect the following areas, among others, of the Bank’s business:

➢	net interest income;

➢	the volume of loans originated;

➢	the market value of the Bank’s securities holdings;

➢	asset quality; and

➢	gains from sales of loans and securities.

Changes in short-term interest rates may affect the Bank’s net interest income, which comprises the majority of the Bank’s revenue.

Increases in interest rates may reduce the volume of loans the Bank originates. Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets.

Increases in interest rates may reduce the value of the Bank’s financial assets. The Bank holds a substantial portfolio of loans and debt securities that have both fixed and floating interest rates. The market value of a security with a fixed interest rate generally decreases when the prevailing interest rates rise, which may have an adverse effect on the Bank’s earnings and financial condition. In addition, the Bank may incur costs (which, in turn, will impact its results) as it implements strategies to reduce future interest rate exposure. The market value of an obligation with a floating interest rate can be adversely affected when interest rates increase due to a lag in the implementation of repricing terms.

Increases in interest rates may reduce gains or require the Bank to record losses on sales of its loans or securities.

The Bank’s loan and investment portfolios are subject to risk of prepayment, which could negatively affect its net interest income because the Bank would not be able to receive the interest income from the prepayment date to the maturity date.

The Bank’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a borrower or issuer to pay a debt obligation prior to maturity. Generally, in a declining interest rate environment, prepayment activity increases which reduces the weighted average lives of the Bank’s earning assets and adversely affects its operating results. The Bank would also be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has a significant adverse impact on credit card and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios, which may result in a mismatch in funding or reinvestment at lower yields.

The Bank is subject to concentration default risks in its loan portfolio. Problems with one or more of its largest borrowers may adversely affect its financial condition and results of operations.

The aggregate outstanding principal amount of the Bank’s 25 largest borrowing relationships, in a non consolidated basis, represented approximately 10.98% of its total consolidated loan portfolio as of December 31, 2006. Approximately 1.23% of the Bank’s total loan portfolio as of that date represented transactions with related parties. Problems with one or more of the Bank’s largest borrowers could materially and adversely affect its results of operations and financial position.

Risk factors

The Bank’s increasing focus on individuals and small and medium-sized businesses could lead to higher levels of non-performing loans and subsequent charge-offs.

As part of the Bank’s business strategy, it seeks to increase lending and other services to individuals and to small and medium-sized companies. Low to medium income individuals and small and medium-sized companies are, however, more likely to be adversely affected by downturns in the Colombian economy than are large corporations and high-income individuals. Consequently, in the future the Bank may experience higher levels of non-performing loans, which could result in higher provisions for loan losses. The levels of non-performing loans and subsequent charge-offs could be higher in the future.

As of December 31, 2004, 2005 and 2006, the Bank’s Retail and Small-and Medium-Sized Enterprises (SMEs) banking division represented 37%, 27% and 28%, respectively, of the Bank’s total loan portfolio.

The Bank’s heavy reliance in its investment portfolio on debt securities issued by the Colombian Government leaves it vulnerable to fluctuations in public debt valuations.

As of December 31, 2006, the Bank’s investment portfolio in Colombian debt securities valued at Ps 2,856,921 million, representing approximately 52% of the Bank’s total investment portfolio. In 2004 and 2005, investments in public debt securities represented 75.36% and 68.76%, respectively of Bank’s total investment portfolio. In 2006, following the increase in interest rates in foreign markets which in turn negatively impacted the market price of Colombia’s public debt securities, the Bank reduced the portion of public debt securities in its portfolio. However, the Bank’s investment portfolio still contains a significant amount of public debt securities, and, therefore, the Bank continues to be exposed to the possibility of non-payment by Colombia and could suffer future losses if the value of Colombian public debt securities on the secondary market decreases.

The Bank is exposed to risks associated with the mortgage loan market.

As a result of its merger with Conavi in 2005, the Bank acquired Conavi’s mortgage loan portfolio and became a significant player in Colombia’s mortgage loan market. With the launching in 2006 of the Casa Propia para Todos homeowner plan, the Bank became one of the leaders of such market and increased its mortgage loan market share (including securitized loans) from 18.9% as of December 31, 2005 to 23.9% as of December 31, 2006.

Colombia’s mortgage loan market is highly regulated and has historically been affected by various macroeconomic factors. Risks associated with this market to which the Bank is exposed include the risk of increases in interest rates that may reduce the volume of mortgage loans that the Bank originates. Sustained high interest rates have historically discouraged customers from borrowing and have resulted in increased defaults in outstanding loans and deterioration in the quality of assets.

Increased competition and consolidation in the Colombian financial industry could adversely affect the Bank’s market share.

The Colombian financial system is highly competitive. Since the 1990s, when the Colombian financial market was deregulated and international capital flows resumed, there has been an ongoing process of financial system consolidation. The Bank expects this consolidation to lead to the creation of large local institutions and the possibility of foreign entities banks entering the market, presenting the risk that the Bank could lose a portion of its share in the industry affecting the Bank’s net interest margin.

The Bank and members of its senior management are defendants in several legal proceedings.

We are a party to lawsuits arising in the ordinary course of business. Litigation arising in the ordinary course of business, as well as the lawsuits and investigations described in our Annual Report incorporated by reference herein, under Item 8. “Financial Information—Consolidated Statements and Other Financial Information—Consolidated Financial Statements—Legal Proceedings,” can be expensive and lengthy. In addition, the Bank and its management, including the Bank’s current President and a

Risk factors

Vice-President, are currently involved in several legal proceedings relating to the acquisition of its predecessor entity. An unfavorable resolution to any of the lawsuits or investigations could negatively affect the Bank’s reputation and the price of its outstanding securities including its equity securities. The negative publicity related to litigation matters may have a negative impact on the trading price of our preferred shares and ADSs and could ultimately negatively impact our financial results. See Item 8. “Financial Information—Consolidated Statements and Other Financial Information—Consolidated Financial Statements—Legal Proceedings” in our Annual Report incorporated by reference herein and “Summary—Recent Developments” in this prospectus supplement.

The acquisition of Banagricola and future acquisitions and strategic partnerships may not perform in accordance to expectations or may disrupt the Bank’s operations and hurt the Bank’s profits.

An element of our business strategy is to identify and pursue growth-enhancing strategic opportunities. As part of that strategy, we acquired interests in various institutions in recent years. For example, on May 16, 2007, Bancolombia Panama, S.A., our subsidiary, acquired 89.15% of all the issued and outstanding shares of Banagricola. For more information on this acquisition, see “Summary—Acquisition of Banagricola” in this prospectus supplement.

In 2006, we also acquired Factoring Bancolombia (formerly Comercia). In 2005, we completed the Conavi/Corfinsura merger including the integration process in areas such as operations, technology and commercial banking. For more information on these acquisitions and mergers, see Item 4.A. “Information on the Company—History and Development of the Company—Public takeover offers” and Item 4.A. “Information on the Company—History and Development of the Company—Recent Developments” in our Annual Report incorporated by reference herein.

The Bank will continue to actively consider other strategic acquisitions and partnerships from time to time. We must necessarily base any assessment of potential acquisitions and partnerships on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. The Banagricola acquisition and future acquisitions, significant investments and alliances may not produce anticipated synergies or perform in accordance with our expectations and could adversely affect our operations and profitability. In addition, new demands on our existing organization and personnel resulting from the integration of new acquisitions could disrupt our operations and adversely affect our operations and profitability.

If the Bank is unable to effectively control the level of non-performing or poor credit quality loans in the future, or if its loan loss reserves are insufficient to cover future loan losses, the Bank’s financial condition and results of operations may be materially and adversely affected.

Non-performing or low credit quality loans can negatively impact the Bank’s results of operations and financial condition. The Bank might not be able to effectively control and reduce the level of the impaired loans in its total loan portfolio. In particular, the amount of the Bank’s reported non-performing loans may increase in the future as a result of growth in its total loan portfolio, including as a result of loan portfolios that the Bank may acquire through auctions or otherwise, or factors beyond the Bank’s control, such as the impact of macroeconomic trends and political events affecting Colombia or events affecting specific industries. In addition, the Bank’s current loan loss reserves may not be adequate to cover an increase in the amount of non-performing loans or any future deterioration in the overall credit quality of its total loan portfolio. As a result, if the quality of its total loan portfolio deteriorates the Bank may be required to increase its loan loss reserves, which may adversely affect its financial condition and results of operations. Moreover, there is no precise method for predicting loan and credit losses, and loan loss reserves might not be sufficient to cover actual losses. If the Bank is unable to control or reduce the level of its non-performing or poor credit quality loans, its financial condition and results of operations could be materially and adversely affected.

Risk factors

If the Bank is unable to realize the collateral or guarantees securing its loans to cover the outstanding principal and interest balance of its loans, its financial condition and results of operations may be adversely affected.

As of December 31, 2006, 45% of the Bank’s loans and financial leases were secured by collateral or guarantees. The Bank’s loan collateral primarily includes real estate and other assets that are located in Colombia, the value of which may significantly fluctuate or decline due to factors beyond the Bank’s control, including macroeconomic factors and political events affecting the Colombian economy. An economic slowdown in Colombia may lead to a downturn in the Colombian real estate market, which may in turn result in declines in the value of the collateral, consisting primarily of real estate, securing many of the Bank’s loans to levels below the outstanding principal balance of such loans. Any decline in the value of the collateral securing the Bank’s loans may result in a reduction in the recovery from collateral realization and an impact in its results of operations and financial condition.

In addition, the Bank may face difficulties in enforcing its rights as a secured creditor. In particular, timing delays and procedural problems in enforcing against collateral provided, and local protectionism, may make foreclosures on collateral and enforcement of judgments in its favor difficult, and hence may result in losses, which could materially and adversely affect its results of operations and financial position.

As a result, any significant decline in the value of the collateral securing the Bank’s loans or deterioration of the economic condition of the guarantors of such loans or the Bank’s inability to enforce its rights as a secured creditor could materially and adversely affect its results of operations and financial position.

Operational Risks

The Bank businesses are dependant on the ability to process a large number of transactions efficiently and accurately. Operational risks and losses can result from fraud, employee errors, failure to properly document transactions or to obtain proper internal authorization, failure to comply with regulatory requirements, breaches of conduct of business rules, equipment failures, natural disasters or the failure of external systems. The Bank’s currently adopted procedures may not be effective in controlling each of the operational risks faced by the Bank.

The Bank is subject to credit risks with respect to its non-traditional banking businesses such as investing in securities and entering into types of derivatives transactions.

A portion of the Bank’s businesses are not in the traditional banking businesses of lending and deposit-taking and therefore expose it to credit risk.

➢	Non-traditional sources of credit risk can, for example, arise from: investing in securities of third parties;

➢	Entering into derivative contracts under which counterparties have obligations to make payments to the Bank; and

➢	Executing securities, futures, currency or commodity trades, from its proprietary trading desk, that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries.

Any significant increases in exposure to any of these non-traditional risks could materially and adversely affect the Bank’s results of operations and financial position.

The failure to successfully implement and continue to upgrade the Bank’s credit risk management system could materially and adversely affect its business operations and prospects.

One of the principal types of risks inherent in the Bank’s business is credit risk. The Bank may not be able to, on a timely basis, upgrade its credit risk management system. For example, an important part

Risk factors

of its credit risk management system is to employ an internal credit rating system to assess the particular risk profile of a client. As this process involves detailed analyses of the client’s credit risk, taking into account both quantitative and qualitative factors, it is subject to human error. In exercising their judgment, the Bank’s employees may not always be able to assign an accurate credit rating to a client or credit risk, which may result in the Bank’s exposure to higher credit risks than indicated by the Bank’s risk rating system. The Bank may not be able to timely detect these risks before they occur, or due to limited resources or tools available to it, the Bank’s employees may not be able to effectively implement its credit risk management system, which may increase its exposure to credit risk. As a result, the Bank’s failure to implement effectively, consistently follow or continuously refine its credit risk management system may result in a higher risk exposure for the Bank, which could materially and adversely affect its results of operations and financial position.

The Bank is subject to market and operational risks associated with its derivative transactions, as well as structuring risks and the risk that its documentation will not incorporate accurately the terms and conditions of its derivatives transactions.

The Bank enters into derivative transactions primarily for hedging purposes and, to a lesser extent, on behalf of its customers. The Bank is subject to market and operational risks associated with these transactions, including basis risk (the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost) and credit or default risk (the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder).

In addition, the market practice and documentation for derivative transactions is less well developed in Colombia than in other countries, and Colombian courts have limited experience in dealing with issues related to derivative transactions. Given that the derivatives market and related documentation are not yet well developed in Colombia, there are structuring risks and the risk that the Bank’s documentation will not incorporate accurately the terms and conditions of derivatives transactions. In addition, the execution and performance of these types of transactions depend on the Bank’s ability to develop adequate control and administration systems, and to hire and retain qualified personnel. Moreover, the Bank’s ability to adequately monitor, analyze and report these derivative transactions depends, to a great extent, on its information technology systems. These factors may further increase the risks associated with these transactions and could materially and adversely affect the Bank’s results of operations and financial position.

The credit card industry is highly competitive and entails some risks. The Bank may have difficulties competing in this industry, and its success may depend significantly on its ability to grow organically or to strengthen alliances with its strategic partners.

The credit card business is subject to a number of risks and uncertainties, including the composition and risk profile of credit card customers. The success of the Bank’s credit card business will also depend, in part, on the success of the Bank’s product development, product rollout efforts and marketing initiatives, including the marketing of credit card products to existing retail and mortgage loan customers, and the Bank’s ability to continue to successfully target creditworthy customers.

As part of its credit card business, the Bank faces risks relating to the price of merchant fees. There has been an ongoing dispute in Colombia, between retailers and banks, regarding merchant fees. For example, the Superintendency of Commerce and Industry has issued resolutions related to Credibanco and Redeban, the entities that manage the credit card system in Colombia, in order to prevent an agreement on the prices of the merchant fees.

As a result, the clearance fees among the banks and the fees collected from the customers have decreased. These types of disputes could result in a decrease in income from credit card merchant fees or could also lead to changes in commercial strategies that could impact the Bank’s financial results.

Risk factors

The increase of civil constitutional (acciones populares) and class actions against financial institutions may affect the Bank’s businesses.

Under the Colombian Constitution, individuals may initiate civil or class actions to protect their collective or class rights, respectively. During 2006, the aggregate number of such type of actions brought against Colombian financial institutions, including the Bank, has increased substantially. The great majority of such actions are related to fees, financial services and interest rates, and their outcome is uncertain. The number of such type of actions may continue to increase in the future and could significantly affect the Bank’s businesses.

Reductions in the Bank’s credit ratings would increase its cost of borrowing funds and make its ability to raise new funds, attract deposits or renew maturing debt more difficult.

The Bank’s credit ratings are an important component of its liquidity profile. Among other factors, its credit ratings are based on the financial strength, credit quality and concentrations in its total loan portfolio, the level and volatility of its earnings, its capital adequacy, the quality of management, the liquidity of its balance sheet, the availability of a significant base of core retail and commercial deposits, and its ability to access a broad array of wholesale funding sources. Changes in the Bank’s credit ratings would increase its cost of raising funds in the capital markets or of borrowing funds. The Bank’s ability to renew maturing debt may be more difficult and expensive. In addition, its lenders and counterparties in derivative transactions are sensitive to the risk of a rating downgrade.

The Bank’s ability to compete successfully in the marketplace for deposits depends on various factors, including its financial stability as reflected by the Bank’s credit ratings. A downgrade in its credit rating may adversely affect perception of the Bank’s financial stability and the Bank’s ability to raise deposits.

The Bank’s ability to maintain its competitive position depends mainly on its capacity to fulfill new customers’ needs through the development of new products and services and its ability to offer adequate services and strengthen its customers base through cross selling. Bank’s business will be affected if the Bank may not be able to maintain its current customers with efficient service’s strategies.

As the Bank expands the range of its products and services, some of which are at an early stage of development in the Colombian market, it will be exposed to new and potentially increasingly complex risks. The Bank’s employees and its risk management systems may not be adequate to handle such risks. Any or all of these factors, individually or collectively, could materially and adversely affect the Bank’s results of operations and financial position.

Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and management information systems in a timely manner could adversely affect its competitiveness, financial condition and results of operations.

The Bank’s ability to remain competitive will depend in part on its ability to upgrade the Bank’s information technology infrastructure on a timely and cost-effective basis. The Bank must continually make significant investments and improvements in its information technology infrastructure in order to remain competitive. In particular, as the Bank continues to open new branches throughout Colombia, it needs to improve its information technology infrastructure, including maintaining and upgrading its software and hardware systems and its bank-office operations. The information available to and received by the Bank’s management through its existing information systems may not be timely and sufficient to manage risks or to plan for and respond to changes in market conditions and other developments in its operations. In addition, the Bank may experience difficulties in upgrading, developing and expanding its information technology systems quickly enough to accommodate its growing customer base. Any failure to effectively improve or upgrade the Bank’s information technology infrastructure and management information systems in a timely manner could materially and adversely affect its competitiveness, financial condition and results of operations.

Risk factors

The Bank is subject to Colombian regulatory inspections, examinations, inquiries or audits, and any future sanctions, fines and other penalties resulting from such inspections and audits could materially and adversely affect the Bank’s business, financial condition, results of operations and reputation.

The Bank is subject to comprehensive regulation and supervision by Colombian banking authorities. These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of its capitalization, organization and operations, including the imposition of anti-money laundering measures and the authority to regulate the terms and conditions of credit that can be applied by Colombian banks. Moreover, Colombian financial regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of the Bank’s failure to comply with them, including the imposition of fines, sanctions or the revocation of licenses or permits to operate its business. In the event the Bank encounters significant financial problems or becomes insolvent or in danger of becoming insolvent, Colombian banking authorities would have the power to take over the Bank’s management and operations.

Colombian banking and financial services laws and regulations are subject to continuing review and changes, and any such changes in the future may have an adverse impact on, among other things, the Bank’s ability to make and collect loans and other extensions of credit on terms and conditions, including interest rates, that are adequately profitable, which could materially and adversely affect its results of operations and financial position.

Future Colombian government restrictions on interest rates or banking fees could negatively affect the Bank’s profitability.

In the future, the Colombian Government could impose limitations or additional informational requirements regarding interest rates or fees. A portion of the Bank’s revenues and operating cash flow is generated by its consumer credit services and any such limitations or additional informational requirements could materially and adversely affect the Bank’s results of operations and financial position.

The Bank is subject to trading risks with respect to its trading activities.

The Bank’s trading income is highly volatile. The Bank derives a portion of its profits from its proprietary trading activities and any significant reduction in its trading income could adversely affect the Bank’s results of operations and financial position.

The Bank’s trading income is dependent on numerous factors beyond its control, such as the general market environment, overall market trading activity, interest rate levels, fluctuations in exchange rates and general market volatility. A substantial amount of its trading income has been derived from alternative investment strategies such as same-day foreign exchange trades and adjustable-rate bond instruments. A significant decline in the Bank’s trading income, or incurring a trading loss, could adversely affect its results of operations and financial position.

RISKS RELATING TO THE ADSs

Preemptive rights may not be available to holders of ADRs.

The Bank’s by-laws and Colombian law require that, whenever the Bank issues new shares of any outstanding class, it must offer the holders of each class of shares (including holders of ADRs) the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of the aggregate capital stock of the Bank. These rights are called preemptive rights. United States holders of ADRs may not be able to exercise their preemptive rights through The Bank of New York, which acts as depositary (the “depositary”) for the Bank’s ADR facility, unless a registration statement under the Securities Act is effective with respect to such rights and stocks or an exemption from the registration requirement thereunder is available. Although the Bank is not obligated to, it intends to

Risk factors

consider at the time of any rights offering the costs and potential liabilities associated with any such registration statement, the benefits to the Bank from enabling the holders of the ADRs to exercise those rights and any other factors deemed appropriate at the time, and will then make a decision as to whether to file a registration statement. Accordingly, the Bank might decide not to file a registration statement in some cases.

To the extent holders of ADRs are unable to exercise these rights because a registration statement has not been filed and no exemption from the registration requirement under the Securities Act is available, the depositary may attempt to sell the holders’ preemptive rights and distribute the net proceeds from that sale, if any, to such holders. The depositary, after consulting with the Bank, will have discretion as to the procedure for making preemptive rights available to the holders of ADRs, disposing of such rights and making any proceeds available to such holders. If by the terms of any rights offering or for any other reason the depositary is unable or chooses not to make those rights available to any holder of ADRs, and if it is unable or for any reason chooses not to sell those rights, the depositary may allow the rights to lapse. Whenever the rights are sold or lapse, the equity interests of the holders of ADRs will be proportionately diluted.

There are restrictions on foreign investment in Colombia.

Colombia’s International Investment Statute, which has been modified from time to time through related decrees and regulations, regulates the manner in which non-Colombian-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank and specifies procedures to authorize and administer certain types of foreign investments.

Investors who wish to participate in the Bank’s ADR facility and hold ADRs of the Bank will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls restricting the conversion of pesos into U.S. dollars. Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures, among other requirements. Under these foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine. The Colombian Government, Colombian Congress or the Central Bank might not reduce restrictions on foreign investments, and any of them could implement more restrictive rules in the future.

On May 23, 2007, the Colombian Government issued new regulations that imposed additional restrictions affecting portfolio investments. Decree No. 1801 of 2007 requires that a non-interest bearing deposit be made with the Central Bank, by foreign investors, for a term of six months from the date of the investment, for an amount of 40% of the value of the investment converted at the representative market rate then in effect. See “Summary—Recent Developments” in this prospectus supplement.

In addition, Colombia currently has a free float exchange rate system; however, other restrictive rules for the exchange rate system could be implemented in the future. In the event that a more restrictive exchange rate system is implemented, financial institutions, including the Bank, may be unable to transfer U.S. dollars abroad to pay their financial obligations.

Risk factors

ADRs do not have the same tax benefits as other equity investments in Colombia.

Although ADRs represent Bancolombia’s preferred shares, they are held through a fund of foreign capital in Colombia which is subject to a specific tax regulation regime. Accordingly, the tax benefits applicable in Colombia to equity investments, in particular, those relating to dividends and profits from sale, are not applicable to ADRs, including the Bank’s ADRs. For more information see “Tax considerations”.

Relative illiquidity of the Colombian securities markets may impair the ability of an ADR holder to sell preferred shares.

The Bank’s ADSs are listed on the NYSE and commenced trading in 1995 under the symbol “CIB”. Average daily trading volume of ADSs was 136,377 in 2004, 324,492 in 2005 and 374,183 in 2006. The Colombian Stock Exchange is relatively small and illiquid compared to stock exchanges in major financial centers. In addition, very few issuers represent a disproportionately large percentage of market capitalization and trading volume on the Colombian Stock Exchange.

A liquid trading market for the Bank’s securities might not develop on the Colombian Stock Exchange. A limited trading market could impair the ability of an ADR holder to sell preferred shares (obtained upon withdrawal of such shares from the ADR Facility) on the Colombian Stock Exchange in the amount and at the price and time such holder desires, and could increase the volatility of the price of the ADRs.

Performance of the exchange rate may affect the value of the dividends payable to holders of ADRs.

Pursuant to the Colombian Constitution and Law 31 of 1992, the Central Bank maintains the power to intervene on the exchange market in order to consolidate or dispose of international reserves, as well as to control any volatility in the exchange rate, acting through a variety of mechanisms, including discretionary ones.

The appreciation of the peso against the U.S. dollar was 13.98% in 2004, 4.42% in 2005 and 1.99% in 2006. Revaluation of the peso has a positive impact on the U.S. dollar value of dividends paid to holders of the Bank’s ADRs.

Unforeseen events in the international markets, fluctuations in interest rates or changes in capital flows, could depress the value of the U.S. dollar thereby decreasing the value of the dividends paid to holders of the Bank’s ADRs.

Required government approvals relating to ownership of the Bank’s preferred shares and ADRs may affect the market liquidity of the preferred shares and ADRs.

Pursuant to Colombian banking regulations, any transaction resulting in an individual or a corporation holding 10% or more of the capital stock of any Colombian financial institution, including, in the case of the Bank, transactions in ADRs representing 10% or more of the Bank’s outstanding stock, requires prior authorization from the Superintendency of Finance. Transactions entered into without the Superintendency of Finance’s prior approval are void, and cannot be recorded in the stock registry of the relevant financial institution.

In addition to the above restrictions, pursuant to Colombian securities regulations, any transaction involving the sale of publicly traded stock of any Colombian company, including, in the case of the Bank, any sale of preferred shares (but excluding any sale of ADRs) or common shares, for 66,000 or more UVRs (Unidades de Valor Real, a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank), must be effected through the Colombian Stock Exchange.

Risk factors

The Bank’s preferred shares have limited voting rights

The Bank’s corporate affairs are governed by its by-laws and Colombian law. Under Colombian law, the Bank’s preferred shareholders may have fewer rights than shareholders of a corporation incorporated in a U.S. jurisdiction.

Holders of the Bank’s ADRs and preferred shares are not entitled to vote for the election of directors or to influence the Bank’s management policies.

Under the Bank’s by-laws and Colombian corporate law, holders of preferred shares (and consequently, holders of ADRs) have no voting rights, other than the right to one vote per preferred share, in the following events:

➢	in the event that changes in the Bank’s by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into common shares is to be approved;

➢	when voting on the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose;

➢	when the preferred dividend has not been fully paid during two consecutive annual terms. In this event, holders of such shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them;

➢	when the general shareholders’ meeting orders the payment of dividends with issued shares of the Bank;

➢	if at the end of a fiscal period, the Bank’s profits are not enough to pay the minimum dividend and the Superintendency of Finance, by its own decision or upon petition of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from the Bank by the Bank’s directors or officers decreasing the profits to be distributed, the Superintendency of Finance may resolve that holders of preferred shares should participate with speaking and voting rights at the general shareholders’ meeting, in the terms established by law; and

➢	when the registry of shares at the Colombian Stock Exchange or at the RNVE is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Holders of the Bank’s ADRs may encounter difficulties in the exercise of dividend and voting rights.

You may encounter difficulties in the exercise of some of your rights with respect to shares if you hold ADRs rather than shares. If the Bank makes a distribution in the form of securities, the depositary is allowed, in its discretion, to sell on your behalf those securities and instead distribute the net proceeds to you. Also, under some circumstances, you may not be able to vote by giving instructions to the depositary.

Use of proceeds

We estimate that we will receive net proceeds from the sale of the new ADSs of approximately US$272.4 million, or approximately US$313.4 million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds for general corporate purposes.

Capitalization

The following table sets forth our consolidated capitalization as of March 31, 2007, on a historical basis and as adjusted. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

The “as adjusted” columns give effect to (i) the issuance on May 25, 2007 of US$400.0 million in aggregate principal amount of our 6.875% Subordinated Notes due 2017 and (ii) the receipt of US$469.5 million million in gross proceeds from the sale of preferred shares, including preferred shares in the form of ADSs pursuant to this offering and the preemptive rights offering in Colombia, calculated as described in footnote (2) below.

	As of March 31, 2007(1)
			As adjusted
			for the subordinated
	Actual		notes offering		As adjusted(2)

	(Ps million)	(US$ thousand)	(Ps million)	(US$ thousand)	(Ps million)	(US$ thousand)
Subscribed capital	363,914	166,148	363,914	166,148	393,914	179,845
Capital Advance Payments	336	153	336	153	336	153
Legal reserve and other reserves	2,726,306	1,244,718	2,726,306	1,244,718	3,724,757	1,700,569
Unappropriated retained earnings	49,304	22,510	49,304	22,510	49,304	22,510
Net Income	193,958	88,553	193,958	88,553	193,958	88,553
Subordinated bonds subscribed by Fogafin	9,795	4,472	9,795	4,472	9,795	4,472
Less:
Long-term investments	(51,411)	(23,472)	(51,411)	(23,472)	(51,411)	(23,472)
Non-monetary inflation adjustment	(147,745)	(67,454)	(147,745)	(67,454)	(147,745)	(67,454)
Primary capital (Tier I)	3,144,457	1,435,628	3,144,457	1,435,628	4,172,908	1,905,176
Provisions for loans	264,225	120,634	264,225	120,634	264,225	120,634
Subordinated bonds	32,500 (3)	14,838 (3)	908,620	414,838	908,620	414,838
Others	130,074	59,386	130,074	59,386	130,074	59,386
Computed secondary capital (Tier II)	426,799	194,858	1,302,919	594,858	1,302,919	594,858
Technical Capital	3,571,256	1,630,486	4,447,376	2,030,486	5,475,827	2,500,034
Risk weighted assets	32,055,602	14,635,256	32,055,602	14,635,256	32,055,602	14,635,256
Technical capital to risk-weighted assets(4)(5)	11.14%	11.14%	13.87%	13.87%	17.08%	17.08%

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as reported by the Superintendency of Finance.

(2)	This column gives effect to the subscription of an aggregate amount of 59,999,998 of the Bank’s preferred shares consisting of (i) 21,307,238 preferred shares pursuant to our preemptive rights offering in Colombia and (ii) 9,673,190 ADSs in this offering, assuming the underwriters exercise their over-allotment option in full. For purposes of this adjustment, we converted the Ps 323,976.6 million in gross proceeds from the preemptive rights offering in Colombia at the exchange rate mentioned in footnote (1) above.

(3)	Subordinated bonds issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.

(4)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.

(5)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

Price range of the ADSs and preferred shares

In the United States, our preferred shares trade in the form of ADSs. Each ADS represents four preferred shares, issued by The Bank of New York, as depositary pursuant to a Deposit Agreement. The ADSs commenced trading on the NYSE on 1995. As of July 16, 2007, the ADSs then outstanding (which excludes the ADSs offered pursuant to this prospectus supplement) represented approximately 66.78% of our preferred shares and 21.34% of our current outstanding shares.

Our preferred shares began trading on the Colombian Stock Exchange on 1995. The following table sets forth the reported high and low closing sale prices for our preferred shares on the Colombian Stock Exchange, for the periods indicated.

The tables below set forth, for the periods indicated, the reported high and low market prices and share trading volume for the ADSs on the NYSE and for the preferred shares on the Colombian Stock Exchange.

	Colombian Stock Exchange		New York Stock Exchange
	Ps Per
	Preferred Share		US$ per ADS		Trading Volume
	High	Low	High	Low	(Number of ADSs)

Year Ending
December 31, 2002	1,800	1,025	2.88	1.35	8,195,800
December 31, 2003	3,800	1,750	5.35	2.32	9,789,400
December 31, 2004	9,030	3,839	14.12	5.30	31,487,800
December 31, 2005	17,000	7,670	29.25	12.4	81,772,000
December 31, 2006	20,700	12,980	36.18	20.00	97,287,628

Source: NYSENet (Composite Index) and Colombian Stock Exchange.

	Colombian Stock Exchange			New York Stock Exchange
			Trading
	Ps Per		Volume
	Preferred Shares		(Number	US$ per ADS		Trading Volume
	High	Low	of Shares)	High	Low	(Number of ADSs)

	(in nominal pesos)

2005
First quarter	9,680	7,670	10,303,797	17.78	12.40	17,090,700
Second quarter	9,400	8,180	13,202,593	16.16	13.30	7,984,600
Third quarter	13,820	8,950	30,237,280	24.40	15.85	30,055,300
Fourth quarter	17,000	11,100	21,295,801	29.25	18.52	26,641,400
2006
First quarter	19,800	15,800	20,538,652	35.00	28.50	26,325,100
Second quarter	20,700	12,980	18,436,476	36.18	20.00	32,446,100
Third quarter	17,740	14,040	7,074,255	30.70	22.32	19,498,600
Fourth quarter	18,520	16,600	15,619,867	32.25	28.24	19,017,828
2007
First quarter	17,800	14,680	10,694,697	32.00	24.00	17,335,920
Second quarter	16,040	13,200	18,752,923	35.00	26.15	30,276,098

Source: NYSENet (Composite Index) and Colombian Stock Exchange.

Price range of the ADSs and preferred shares

	Colombia
	Stock Exchange
	Ps Per		New York Stock Exchange
	Preferred Share		US$ per ADS		Trading Volume
	High	Low	High	Low	(Number of ADSs)

Month
January 2007	17,800	15,880	32.00	28.59	6,651,000
February 2007	17,180	14,800	30.50	25.50	3,792,980
March 2007	15,880	14,680	28.35	24.00	6,891,940
April 2007	15,880	14,900	30.10	27.21	8,632,400
May 2007	14,960	13,320	29.09	26.15	10,509,775
June 2007	16,040	13,400	35.00	28.10	10,340,933

Source: NYSENet (Composite Index) and Colombian Stock Exchange.

Dividend policy

The declaration, amount and payment of dividends by Bancolombia is based on the Bank’s unconsolidated earnings. Once the shareholders present at the relevant general shareholders meeting have approved the financial statements, then they can determine the allocation of distributable profits, if any, of the preceding year. This is done by a resolution adopted by the vote of the holders of a majority of the common shares at the annual general shareholders’ meeting pursuant to the recommendation of the board of directors and the president of the Bank.

Under the Colombian Commerce Code, after payment of income taxes and appropriation of legal and other reserves, and after setting-off losses from prior fiscal years, the Bank must distribute to its shareholders at least 50% of its annual net income, or 70% of its annual net income if the total amount of reserves exceeds 100% of its outstanding capital. Such dividend distribution must be made to all shareholders, in cash or in issued stock of Bancolombia, as may be determined by the shareholders, and paid within a year from the date of the ordinary annual shareholders’ meeting in which the dividend was declared.

Pursuant to Colombia’s Law 222 of 1995, the minimum dividend per share requirement of 50% or 70% of net income, as the case may be, may be waived by an affirmative vote of the holders of 78% of the shares present at the shareholders’ meeting.

Under Colombian law and the Bank’s by-laws, the annual net profits of the Bank must be applied as follows:

➢	first, an amount equal to 10% of the Bank’s net profits to a legal reserve until such reserve is equal to at least 50% of the Bank’s subscribed capital;

➢	second, to the payment of the minimum dividend on the preferred shares; and

➢	third, allocation of the balance of the net proceeds as may be determined in the ordinary annual shareholders’ meeting by the vote of the holders of a majority of the common shares entitled to vote, upon the recommendation of the board of directors and the president, and may, subject to further reserves required by the Bank’s by-laws, be distributed as a dividend.

In accordance with the Bank’s by-laws, the general shareholders’ meeting may also allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of the Bank’s employees.

The following table sets forth the annual cash dividends paid on each common share and each preferred share during the periods indicated:

	Cash dividends	Cash dividends
Dividends declared with respect to net income earned in:	per share(1)(2)	per share(1)(3)

	(Ps)	(U.S. dollars)

2002	132	0.045
2003	272	0.101
2004	376	0.159
2005	508	0.222
2006	532	0.243

(1)	Includes common shares and preferred shares.

(2)	Cash dividends for 2002, 2003, 2004 and 2005 were paid in quarterly installments and cash dividends for 2006 will be paid in quarterly installments.

(3)	Amounts have been translated from pesos at the representative market rate in effect at the end of the month in which the dividends were declared (February or March, as applicable).

Dividend policy

COMMON SHARES

Under Colombian law, the dividends payable to the holders of common shares cannot exceed the dividends payable to holders of preferred shares. All common shares that are fully paid-in and outstanding at the time a dividend or other distribution is declared are entitled to share equally in that dividend or other distribution. Common shares that are only partially paid-in participate in a dividend or distribution in the same proportion as such common shares have been paid-in at the time of the dividend or distribution.

PREFERRED SHARES

Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after deducting losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one per cent (1%) yearly of the subscription price of the preferred share, provided this dividend is higher than the dividend assigned to common shares, if this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares.

Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.

In the event that the holders of preferred shares have not received the minimum dividend for a period in excess of two consecutive fiscal years, they will acquire voting rights until the corresponding accrued dividends have been fully paid to them. See “Risk factors—Risks relating to the ADSs—The Bank’s preferred shares have limited voting rights.”

GENERAL ASPECTS INVOLVING DIVIDENDS

The dividend periods may be different from the periods covered by the general balance sheet. The general shareholders’ meeting will determine such dividend periods, the effective date, the system and the place for payment of dividends.

Dividends declared on the common shares and the preferred shares will be payable to the record holders of those shares, as they appear on the Bank’s stock registry, on the appropriate record dates as determined by the general shareholders’ meeting.

Any stock dividend payable by the Bank will be paid in common shares to the holders of common shares and in preferred shares to the holders of preferred shares. Nonetheless, a general shareholders’ meeting may authorize the payment in common shares to all shareholders. Any stock dividend payable in common shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, which will include 80% or more of the outstanding preferred shares. In the event that none of the holders of preferred shares is present at such meeting, a stock dividend may only be paid to the holders of common shares that approve such a payment.

For information regarding dividend distribution to holders of ADRs, see “Description of American Depositary Receipts—Dividends, Other Distributions and Rights”, in the accompanying prospectus.

Selected financial data
The selected consolidated financial data as of December 31, 2005 and 2006, and for each of the three fiscal years in the period ended December 31, 2006 set forth below has been derived from the Bank’s audited consolidated financial statements included in the Bank’s Annual Report incorporated by reference herein. The selected consolidated financial data as of December 31, 2002, 2003 and 2004, and for each of the two fiscal years in the period ended December 31, 2003 set forth below have been derived from the Bank’s audited consolidated financial statements for the respective periods, which are not included therein. The Bank’s consolidated financial statements for each period were prepared in accordance with Colombian GAAP. The selected consolidated financial data should be read in conjunction with the Bank’s consolidated financial statements, related notes thereto, and the report of the independent registered public accounting firm, included in the Bank’s Annual Report incorporated by reference herein.

	As of and for the year ended December 31,
	2002	2003	2004	2005(6)	2006	2006(1)

	(in millions of Ps and thousands of US$)(1)

CONSOLIDATED STATEMENT OF OPERATIONS:
Colombian GAAP:
Interest income	Ps 1,150,734	Ps 1,537,818	Ps 1,803,108	Ps 3,200,084	Ps 3,013,732	US $	1,346,143
Interest expense	(466,223)	(480,513)	(585,743)	(1,150,274)	(1,246,229)		(556,652)

Net interest income	684,511	1,057,305	1,217,365	2,049,810	1,767,503		789,491
Provisions for loans and accrued interest losses, net of recoveries(2)	(115,154)	(130,356)	(61,423)	(123,575)	(195,361)		(87,262)
Provision for foreclosed assets and other assets, net of recoveries	(71,212)	(51,943)	(5,201)	(7,465)	45,179		20,180

Net interest income after provisions	498,145	875,006	1,150,741	1,918,770	1,617,321		722,409
Fees and income from services and other operating income, net	416,427	515,325	574,453	962,277	1,139,094		508,798
Operating expenses	(755,801)	(850,768)	(912,421)	(1,654,805)	(1,871,000)		(835,719)

Net operating income	158,771	539,563	812,773	1,226,242	885,415		395,488
Net non-operating income (loss)	79,787	(7,874)	7,140	4,650	45,346		20,255
Income before taxes	238,558	531,689	819,913	1,230,892	930,761		415,743
Minority interest (loss)	14,440	330	(2,425)	(6,496)	(6,352)		(2,837)
Income taxes	(42,618)	(62,635)	(238,810)	(277,515)	(174,880)		(78,114)

Net income	Ps 210,380	Ps 469,384	Ps 578,678	Ps 946,881	Ps 749,529	US $	334,792

Weighted average of Preferred and Common Shares outstanding(3)	576,695,395	576,695,395	576,695,395	652,882,756	727,827,005		727,827,005
Basic and Diluted net operating income per share(3)	Ps275	Ps857	Ps1,297	Ps1,878	Ps1,217	US$	0.54
Basic and Diluted net operating income per ADS	1,101	3,427	5,189	7,513	4,866		2.16
Basic and Diluted net income per share(3)	365	814	1,003	1,450	1,030		0.46
Basic and Diluted net income per ADS	1,460	3,256	4,012	5,800	4,119		1.84

Selected financial data

	As of and for the year ended December 31,
	2002	2003	2004	2005(6)	2006	2006(1)

	(in millions of Ps and thousands of US$)(1)

Cash dividends declared per share(4)	132	272	376	508	532		—
Cash dividends declared per share (stated in US Dollars)(4)	0.05	0.10	0.16	0.22	0.24		—
Cash dividends declared per ADS	528	1,088	1,504	2,032	2,128		—
Cash dividends declared per ADS (stated in US Dollars)	0.20	0.39	0.63	0.88	0.95		—
U.S. GAAP:(5)
Net income	Ps 207,152	Ps 474,419	Ps 642,126	Ps 891,121	Ps 941,183	US $	420,398
CONSOLIDATED BALANCE SHEET Colombian GAAP:
ASSETS:
Cash and due from banks	Ps 643,405	Ps 848,052	Ps 768,514	Ps 1,241,435	Ps 1,548,752	US $	691,781
Overnight funds	207,684	598,409	480,846	488,587	457,614		204,402
Investment securities, net	4,343,458	4,336,724	5,250,211	8,459,703	5,677,761		2,536,085
Loans and financial leases, net	5,864,991	7,642,405	9,600,861	17,920,370	23,811,391		10,635,831
Accrued interest receivable on loans, net	83,459	103,209	121,276	198,266	255,290		114,030
Customers’ acceptances and derivatives	(15,662)	1,539	43,894	133,420	166,395		74,324
Accounts receivable, net	149,955	163,310	173,875	590,313	562,598		251,296
Premises and equipment, net	317,724	337,964	346,243	623,729	712,722		318,351
Foreclosed assets, net	46,002	27,676	12,206	31,360	18,611		8,313
Prepaid expenses and deferred charges	58,403	27,831	15,950	26,898	46,462		20,753
Goodwill	118,904	99,910	73,607	50,959	40,164		17,940
Operating leases, net(7)	373,499	537,207	8,311	143,974	167,307		74,731
Other assets	147,949	198,480	315,394	563,588	675,265		301,620
Reappraisal of assets	259,811	253,413	267,941	330,915	348,364		155,604

Total assets	Ps 12,599,582	Ps 15,176,129	Ps 17,479,129	Ps 30,803,517	Ps 34,488,696	US $	15,405,061

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Deposits	Ps 8,788,158	Ps 10,231,997	Ps 11,862,116	Ps 18,384,982	Ps 23,216,467	US $	10,370,096
Borrowings	1,117,015	1,211,595	1,104,201	3,927,551	3,516,426		1,570,681
Other liabilities	1,410,061	2,043,158	2,422,089	5,113,694	4,109,191		1,835,452
Shareholders’ equity	1,284,348	1,689,379	2,090,723	3,377,290	3,646,612		1,628,832

Total liabilities and shareholders’ equity	Ps 12,599,582	Ps 15,176,129	Ps 17,479,129	Ps 30,803,517	Ps 34,488,696	US $	15,405,061

U.S. GAAP(5):
Shareholders’ equity	Ps 1,413,445	Ps 1,832,886	Ps 2,267,286	Ps 4,125,996	Ps 4,549,018	US $	2,031,909

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,238.79 per US$1.00, which is the representative market rate calculated on December 29, 2006, the last business day of the year, as reported by the Superintendency of Finance.

(2)	Includes a provision for accrued interest losses amounting to Ps 4,518 million, Ps 5,316 million, Ps 4,483 million, Ps 12,379 million and Ps 14,825 million for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively.

Selected financial data

(3)	The weighted average of preferred and common shares outstanding for fiscal years 2002, 2003 and 2004, included 178,435,787 preferred shares and 398,259,608 common shares. For fiscal year 2005, it included 198,261,641 preferred shares and 454,621,115 common shares. For fiscal year 2006, it included 218,122,421 preferred shares and 509,704,584 common shares. Per share amounts are calculated for each fiscal period on the basis of outstanding preferred and common shares during that fiscal period.

(4)	This data is presented on an annualized basis. Per share amounts are calculated for each fiscal period on the basis of outstanding preferred and common shares during that fiscal period.

(5)	Refer to Note 31 to the Financial Statements included in the Bank’s Annual Report incorporated by reference herein, for the reconciliation with U.S. GAAP.

(6)	The consolidated statement of operations for the year ended December 31, 2005, includes Conavi and Corfinsura’s results since the beginning of the year.

(7)	On October 23, 2003, the Superintendency of Banking (now the Superintendency of Finance), through its External Circular 040 of 2003, modified the treatment of financial leases. Starting January 1, 2004, instead of recording financial leases as property, plant and equipment, companies must account for them in their loan portfolio. Additionally, according to this External Circular 040, the assets given in financial lease contracts and recovered by the lessor because the purchase option is not exercised or because of the lessee’s failure to make payments are to be classified as foreclosed assets starting January 1, 2004. In the Bank’s annual report on Form 20-F for the fiscal year ended 2003, these assets were included in the line “Other assets”. The Bank did not reclassify for these assets in the balance sheet for fiscal years 2002 and 2003.

Tax considerations

COLOMBIAN TAX CONSIDERATIONS

In Colombia, dividends received by foreign companies or other foreign entities, non-resident individuals and successors of non-resident individuals (sucesión) are subject to income taxes.

Pursuant to the International Investment Statute the preferred shares deposited under the Deposit Agreement constitute a “Foreign Institutional Capital Investment Fund”. Under Article 18-1 of the Estatuto Tributario, Decree 624 of 1989 as amended (the “Fiscal Statute”), dividends paid to foreign institutional capital investment funds are not subject to Colombian income, withholding, remittance or other taxes, provided that such dividends are paid in respect of previously taxed earnings of the Bank. Therefore, provided that distributions are made by the Bank to the holders of ADRs through the depositary, all distributions by the Bank made on account of preferred shares to holders of ADRs evidencing ADSs who are not resident in Colombia, as defined below, will be exempt from Colombian income, withholding and remittance taxes, except in the case of distributions paid out of non-taxed earnings of the Bank (which would bear a 34% tax for 2007 and a 33% tax for 2008 and thereafter).

Dividends paid to a holder of preferred shares (as distinguished from the ADSs representing such preferred shares) who is not a resident of Colombia, as defined below, and who holds the preferred shares in his own name, rather than through another institutional or individual fund, will be subject to income tax if such dividends do not correspond to the Bank’s profits that have been taxed at the corporate level. For these purposes, the applicable rate is 34% for 2007 and 33% for 2008 and thereafter.

For purposes of Colombian taxation, an individual is a resident of Colombia if he or she is physically present within Colombia for more than six months during the calendar year or the six months are completed within that taxable period. For purposes of Colombian taxation, a legal entity is a resident of Colombia if it is organized under the laws of Colombia.

Foreign companies and individuals that are not Colombian residents are not required by law to file an income tax return in Colombia when dividends that have not been taxed at the corporate level have been subject to withholding taxes. Similarly, foreign institutional capital investment funds are not required by law to file income tax returns in Colombia.

Pursuant to article 36-1 of the Fiscal Statute, earnings received by a non-resident of Colombia derived from stock trading are not subject to income, withholding, remittance or other taxes in Colombia when the stock is listed in the Colombian Stock Exchange and the transaction does not involve the sale of 10% or more of the company’s outstanding stock by the same beneficial owner in the same taxable year.

In the case of preferred shares trading in Colombia, the seller has to file an income tax return, and, if article 36-1 of the Colombian Fiscal Statute is not applicable, the transaction is subject to income tax at a rate of 34% for year 2007 and 33% for years 2008 and thereafter. The sale of stock by foreign institutional capital investment funds is not subject to income tax pursuant to article 18-1 of the Fiscal Statute.

OTHER TAX CONSIDERATIONS

As of the date of this report, there is no income tax treaty and no inheritance or gift tax treaty in effect between Colombia and the United States. Transfers of ADSs from non-residents or residents to non-residents of Colombia by gift or inheritance are not subject to Colombian income tax. Transfers of ADSs or preferred shares by gift or inheritance from residents to residents or from non-residents to residents will be subject to Colombian income tax at the income tax rates applicable for occasional gains obtained by residents of Colombia. Transfers of preferred shares by gift or inheritance from non-residents to non-residents or from residents to non-residents are also subject to income tax in Colombia at a rate of 34% for year 2007 and 33% for years 2008 and thereafter. There are no

Tax considerations

Colombian stamp, issue, registration or similar taxes or duties payable by holders of preferred shares or ADSs.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences generally applicable to ownership by a U.S. holder (as defined below) of preferred shares or ADSs. It applies to you only if you hold your preferred shares or ADSs as capital assets for U.S. federal income tax purposes.

This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

➢	a dealer in securities;

➢	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

➢	a regulated investment company;

➢	a real estate investment trust;

➢	a tax-exempt organization;

➢	a life insurance company;

➢	a person liable for alternative minimum tax;

➢	a person that actually or constructively owns 10% or more of the Bank’s voting stock;

➢	a person that holds preferred shares or ADSs as part of a straddle or a hedging or conversion transaction; or

➢	a person whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings, and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. There is currently no comprehensive income tax treaty between the United States and Colombia.

You are a U.S. holder if you are a beneficial owner of preferred shares or ADSs and you are:

➢	a citizen or resident of the United States;

➢	a domestic corporation (or other entity treated as such for U.S. federal income tax purposes);

➢	an estate whose income is subject to United States federal income tax regardless of its source; or

➢	a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

A Non-U.S. Holder is a beneficial owner of preferred shares that is neither a U.S. Holder nor a partnership (or other entity treated as such for U.S. federal income tax purposes).

If a partnership (or other entity treated as such for U.S. federal income tax purposes) holds the preferred shares or ADSs, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the preferred shares or ADSs should consult its tax advisor with regard to the United States federal income tax treatment of its investment in the preferred shares or ADSs.

You should consult your own tax advisor regarding the United States federal, state and local and the Colombian and other tax consequences of owning and disposing of preferred shares and ADSs in your particular circumstances.

This discussion addresses only United States federal income taxation.

Ownership of ADSs in General

For United States federal income tax purposes, if you are a holder of ADSs, you generally will be treated as the owner of our preferred shares represented by such ADSs. The United States Treasury

Tax considerations

Department has expressed concern that depositaries for ADRs, or other intermediaries between the holders of shares of an issuer and the issuer, may be taking actions that are inconsistent with the claiming of United States foreign tax credits by U.S. holders of such receipts or shares. Accordingly, the analysis regarding the availability of a United States foreign tax credit for Colombian taxes and sourcing rules described below could be affected by future actions that may be taken by the United States Treasury Department.

Taxation of dividends

Under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any distribution of cash or property, before reduction for any Colombian taxes withheld therefrom, the Bank pays out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2011 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the preferred shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold the preferred shares or ADSs for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date and meet other holding period requirements. Dividends paid with respect to the preferred shares or ADSs generally will be qualified dividend income provided that, in the year that you receive the dividend, the preferred shares or ADSs are readily tradable on an established securities market in the United States. The Bank believes that its preferred shares and ADSs, which are listed on the NYSE, are readily tradable on an established securities market in the United States; however, there can be no assurance that the Bank’s preferred shares and ADSs will continue to be readily tradable on an established securities market.

You must include any Colombian tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you, in the case of preferred shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the peso payments made, determined at the spot peso/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the preferred shares or ADSs and thereafter as capital gain.

Subject to certain limitations, the Colombian tax withheld and paid over to Colombia will generally be creditable or deductible against your U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate.

Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, and dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other

Tax considerations

types of income for purposes of computing the foreign tax credit allowable to you. You should consult your own tax advisor regarding the foreign tax credit rules.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on dividends received by you on your preferred shares or ADSs, unless you conduct a trade or business in the United States and such income is effectively connected with that trade or business.

Taxation of capital gains

Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your preferred shares or ADSs, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your preferred shares or ADSs. Capital gain of a noncorporate U.S. holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of such preferred shares or ADSs unless (a) such gain is effectively connected with your conduct of a trade or business in the United States; (b) you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

PFIC rules

We believe that the Bank’s preferred shares and ADSs should not be treated as stock of a PFIC for United States federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change.

In general, if you are a U.S. holder, the Bank will be a PFIC with respect to you if for any taxable year in which you held the Bank’s preferred shares or ADSs:

➢	at least 75% of the Bank’s gross income for the taxable year is passive income; or

➢	at least 50% of the value, determined on the basis of a quarterly average, of the Bank’s assets is attributable to assets that produce or are held for the production of passive income.

Passive income generally includes dividends, interest, royalties, rents (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% by value of the stock of another corporation, the foreign corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation, and as receiving directly its proportionate share of the other corporation’s income.

If the Bank is treated as a PFIC, and you are a U.S. holder that did not make a mark-to-market election, as described below, you will be subject to special rules with respect to:

➢	any gain you realize on the sale or other disposition of your preferred shares or ADSs; and

➢	any excess distribution that the Bank makes to you (generally, any distributions to you during a single taxable year that are greater than 125% of the average annual distributions received by you in respect of the preferred shares or ADSs during the three preceding taxable years or, if shorter, your holding period for the preferred shares or ADSs).

Under these rules:

➢	the gain or excess distribution will be allocated ratably over your holding period for the preferred shares or ADSs,

Tax considerations

➢	the amount allocated to the taxable year in which you realized the gain or excess distribution will be taxed as ordinary income;

➢	the amount allocated to each prior year, with certain exceptions, will be taxed at the highest tax rate in effect for that year; and

➢	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

If you own preferred shares or ADSs in a PFIC that are treated as marketable stock, you may make a mark-to-market election. If you make this election, you will not be subject to the PFIC rules described above. Instead, in general, you will include as ordinary income each year the excess, if any, of the fair market value of your preferred shares or ADSs at the end of the taxable year over your adjusted basis in your preferred shares or ADSs. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. You will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of your preferred shares or ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Your basis in the preferred shares or ADSs will be adjusted to reflect any such income or loss amounts.

In addition, notwithstanding any election you make with regard to the preferred shares or ADSs, dividends that you receive from us will not constitute qualified dividend income to you if the Bank is a PFIC either in the taxable year of the distribution or the preceding taxable year. Dividends that you receive that do not constitute qualified dividend income are not eligible for taxation at the 15% maximum rate applicable to qualified dividend income. Instead, you must include the gross amount of any such dividend paid by us out of the Bank’s accumulated earnings and profits (as determined for United States federal income tax purposes) in your gross income, and it will be subject to tax at rates applicable to ordinary income. Moreover, your preferred shares or ADSs will be treated as stock in a PFIC if the Bank was a PFIC at any time during your holding period in your common shares, even if the Bank is not currently a PFIC. For purposes of this rule, if you make a mark-to-market election with respect to your preferred shares or ADSs, you will be treated as having a new holding period in your preferred shares or ADSs beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies.

If you own preferred shares or ADSs during any year that the Bank is a PFIC with respect to you, you must file Internal Revenue Service Form 8621.

Backup withholding tax and information reporting requirements

United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of stock. Information reporting generally will apply to payments of dividends on, and to proceeds from the sale or redemption of, preferred shares or ADSs made within the United States, or by a U.S. payor or U.S. middleman, to a holder of preferred shares or ADSs, other than an exempt recipient. Exempt recipients include a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. A payor will be required to withhold backup withholding tax from any payments of dividends on, or the proceeds from the sale or redemption of, preferred shares or ADSs within the United States, or by a U.S. payor or U.S. middleman, to a holder, other than an exempt recipient, if such holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28% for years 2003 through 2010.

Backup withholding is not an additional tax. Any backup withholding tax generally will be allowed as a credit against the holder’s U.S. federal income tax liability or, to the extent the withheld amount exceeds such liability, refunded upon the filing of a U.S. federal income tax return.

Tax considerations

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the ADSs. Investors deciding on whether or not to invest in ADSs should consult their own tax advisors concerning the tax consequences of their particular situations.

Underwriting

We are offering the ADSs described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of ADSs listed next to its name in the following table:

Number of
Underwriters	ADSs

UBS Securities LLC	3,785,162
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,785,162
J.P. Morgan Securities Inc.	841,146

Total	8,411,470

The underwriting agreement provides that the underwriters must buy all of the ADSs if they buy any of them. However, the underwriters are not required to take or pay for the ADSs covered by the underwriters’ over-allotment option described below.

Our ADSs are offered subject to a number of conditions, including:

➢	receipt and acceptance of our ADSs by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 1,261,720 additional ADSs. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional ADSs approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

ADSs sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$0.3990 per ADS from the public offering price. Any of these securities dealers may resell any ADSs purchased from the underwriters to other brokers or dealers at a discount of up to US$0.0998 per ADS from the public offering price. If all the ADSs are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per ADS and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,261,720 ADSs:

	No exercise		Full exercise

Per ADS	US$	0.7481	US$	0.7481
Total	US$	6,292,621	US$	7,236,513

In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

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EXPENSES OF THE OFFERING

We estimate that the total expenses in connection with this offering of ADSs, other than underwriting discounts and commissions, will be approximately US$1,000,000 and are payable by us.

NO SALES OF SIMILAR SECURITIES

We and certain of our executive officers and directors and our principal shareholders, Suramericana de Inversiones S.A. and Inversiones Argos S.A., have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common or preferred shares or securities convertible into or exercisable or exchangeable for our common or preferred shares. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the representatives may in their sole discretion release all or some of the securities from these lock-up agreements.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

NEW YORK STOCK EXCHANGE LISTING

The ADSs are listed for trading in the NYSE under the symbol “CIB.”

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ADSs, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ADSs while this offering is in progress. These transactions may also include making short sales of our ADSs, which involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which they may purchase ADSs through the over-allotment option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of that underwriter in stabilizing or short covering transactions.

Underwriting

As a result of these activities, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

AFFILIATIONS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

For example, an affiliate of UBS Securities LLC acted as an advisor to us in connection with our acquisition of Banagricola. Also, UBS Securities LLC and J.P. Morgan Securities Inc. acted as underwriters in the recent offering of our 6.875% Subordinated Notes due 2017.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling Restrictions

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement and the accompanying prospectus come must inform themselves of and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

European Economic Area

With respect to each member state (each, a “Member State”) of the European Economic Area which has implemented Prospectus Directive 2003/71/EC (the “Prospectus Directive”), including any applicable implementing measures, from and including the date on which the Prospectus Directive is implemented in that Member State, the offering of the ADSs in this offering is only being made:

➢	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

➢	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

The European Economic Area selling restriction is in addition to any other selling restrictions set out below.

Austria

Neither this prospectus supplement nor the accompanying prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. None of this prospectus supplement, the accompanying prospectus or any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and none of this prospectus supplement, the accompanying prospectus or any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the underwriters. No steps may be taken that would constitute a public offering of the ADSs in Austria and the offering of the ADSs may not be advertised in Austria. The ADSs will be offered in Austria only in compliance with the provisions of the Austrian Capital Markets Act and all other laws and regulations in Austria applicable to the offer and sale of the ADSs in Austria.

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Belgium

This prospectus supplement and the accompanying prospectus are not intended to constitute a public offer in Belgium and may not be distributed to the public in Belgium. The Belgian Commission for Banking, Finance and Insurance has not reviewed nor approved this prospectus supplement and the accompanying prospectus or commented as to their accuracy or adequacy or recommended or endorsed the purchase of the ADSs. The ADSs will not (a) be offered for sale, sold or marketed in Belgium by means of a public offer within the meaning of the Law of 16 June 2006 on the public offer of investment instruments and the admission to trading of investment instruments on a regulated market; or (b) be sold to any person qualifying as a consumer within the meaning of Article 1.7 of the Belgian law of 14 July 1991 on consumer protection and trade practices, unless such sale is made in compliance with this law and its implementing regulation.

France

No ADSs have been offered or sold or will be offered or sold, directly or indirectly, to the public in France, except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree No. 2004-1019 of September 28, 2004 and belonging to a “limited circle of investors” (cercle restreint d’investisseurs) acting for their own account with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monetaire et Financier and applicable regulations thereunder; and the direct or indirect resale to the public in France of any ADS acquired by any Permitted Investors may be made only as provided by Articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder. None of this prospectus supplement, the accompanying prospectus or any other materials related to the offering or information contained herein or therein relating to the ADSs has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above.

Germany

The ADSs will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Gesetz über die Erstellung, Billigung und Veröffentlichung des Prospekts, der beim öffentlicken Angebot von Wertpapieren oder bei der Zulassung von Wertpapieren zum Handel an einem organisierten Markt zu veröffenlichen ist — Wertpapierprospektgesetz) as of June 22, 2005, effective as of July 1, 2005, as amended, or any other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of securities. No selling prospectus (Verkaufsprospeckt) within the meaning of the German Securities Selling Prospectus Act has been or will be registered within the Financial Supervisory Authority of the Federal Republic of Germany or otherwise published in Germany.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any ADSs other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be

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disposed of only to persons outside Hong Kong or to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance or to any persons in the circumstances referred to in paragraph (ii) above.

Ireland

The ADSs will not be placed in or involving Ireland otherwise than in conformity with the provisions of the Intermediaries Act 1995 of Ireland (as amended) including, without limitation, Sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under Section 37 thereof.

Italy

The offering of the ADSs has not been registered pursuant to Italian securities legislation and, accordingly, no ADSs may be offered or sold in the Republic of Italy in a solicitation to the public, and sales of the ADSs in the Republic of Italy shall be effected in accordance with all Italian securities, tax and exchange control and other applicable laws and regulation.

No offer, sale or delivery of the ADSs or distribution of copies of any document relating to the ADSs will be made in the Republic of Italy except: (a) to “Professional Investors”, as defined in Article 31.2 of Regulation No. 11522 of 1 July 1998 of the Commissione Nazionale per la Società e la Borsa (the “CONSOB”), as amended (“CONSOB Regulation No. 11522”), pursuant to Article 30.2 and 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Italian Financial Act”); or (b) in any other circumstances where an express exemption from compliance with the solicitation restrictions applies, as provided under the Italian Financial Act or Regulation No. 11971 of 14 May 1999, as amended.

Any such offer, sale or delivery of the ADSs or any document relating to the ADSs in the Republic of Italy must be: (i) made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993 as amended, the Italian Financial Act, CONSOB Regulation No. 11522 and any other applicable laws and regulations; and (ii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Investors should also note that, in any subsequent distribution of the ADSs in the Republic of Italy, Article 100-bis of the Italian Financial Act may require compliance with the law relating to public offers of securities. Furthermore, where the ADSs are placed solely with professional investors and are then systematically resold on the secondary market at any time in the 12 months following such placing, purchasers of ADSs who are acting outside of the course of their business or profession may in certain circumstances be entitled to declare such purchase void and to claim damages from any authorized person at whose premises the ADSs were purchased, unless an exemption provided for under the Italian Financial Act applies.

Japan

The ADSs have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”) and, accordingly, no offer or sale of any ADSs, directly or indirectly, will be made in Japan or to, or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For purposes of this paragraph, “resident of Japan” shall have the meaning as defined under the Foreign Exchange and Foreign Trade Law of Japan.

Netherlands

The ADSs may not be offered, sold, transferred or delivered, in or from the Netherlands, as part of the initial distribution or as part of any reoffering, and neither this prospectus supplement, the

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accompanying prospectus nor any other document in respect of the offering may be distributed in or from the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade (which includes banks, investment banks, securities firms, insurance companies, pension funds, other institutional investors and treasury departments and finance companies of large enterprises), in which case, it must be made clear upon making the offer and from any documents or advertisements in which a forthcoming offering of ADSs is publicly announced that the offer is exclusively made to said individuals or legal entities.

Portugal

No document, circular, advertisement or any offering material in relation to the ADSs has been or will be subject to approval by the Portuguese Securities Market Commission (Comissaõ do Mercado de Valores Mobiliários, the “CMVM”). No ADSs may be offered, re-offered, advertised, sold, re-sold or delivered in circumstances which could qualify as a public offer (oferta pública) pursuant to the Portuguese Securities Code (Código dos Valores Mobiliários), and/or in circumstances which could qualify the issue of the ADSs as an issue or public placement of securities in the Portuguese market. This prospectus supplement, the accompanying prospectus, and any document, circular, advertisements or any offering material may not be directly or indirectly distributed to the public. All offers, sales and distributions of the ADSs have been and may only be made in Portugal in circumstances that, pursuant to the Portuguese Securities Code, qualify as a private placement (oferta particular), all in accordance with the Portuguese Securities Code. Pursuant to the Portuguese Securities Code, the private placement in Portugal or to Portuguese residents of the ADSs by public companies (sociedades abertas) or by companies that are issuers of securities listed on a market must be notified to the CMVM for statistical purposes. Any offer or sale of the ADSs in Portugal must comply with all applicable provisions of the Portuguese Securities Code and any applicable CMVM Regulations and all relevant Portuguese laws and regulations. The placement of the ADSs in the Portuguese jurisdiction or to any entities which are resident in Portugal, including the publication of a prospectus, when applicable, must comply with all applicable laws and regulations in force in Portugal and with the Prospectus Directive, and such placement shall only be performed to the extent that there is full compliance with such laws and regulations.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the ADSs may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of such ADSs be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Each of the following relevant persons specified in Section 275 of the Securities and Futures Act which has subscribed or purchased ADSs, namely a person who is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, should note that shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the ADSs under Section 275 of the Securities and Futures Act except: (a) to an institutional investor under Section 274 of the Securities and Futures Act or to a relevant person, or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the

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conditions, specified in Section 275 of the Securities and Futures Act; (b) where no consideration is given for the transfer; or (c) by operation of law.

Switzerland

The ADSs may be offered in Switzerland only on the basis of a non-public offering. This prospectus supplement and the accompanying prospectus do not constitute an issuance prospectus according to articles 652a or 1156 of the Swiss Federal Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss exchange. The ADSs may not be offered or distributed on a professional basis in or from Switzerland and neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the ADSs may be publicly issued in connection with any such offer or distribution. The ADSs have not been and will not be approved by any Swiss regulatory authority. In particular, the ADSs are not and will not be registered with or supervised by the Swiss Federal Banking Commission, and investors may not claim protection under the Swiss Investment Fund Act.

United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (2000) (“FSMA”)) in connection with the issue or sale of the ADSs may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the issuer. Without limitation to the other restrictions referred to herein, this prospectus supplement and the accompany prospectus are directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the FSMA (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the FSMA (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

Validity of the securities

The validity of the preferred shares represented by ADSs and other matters governed by Colombian law will be passed upon for us by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A. The validity of the preferred shares represented by ADSs and other matters governed by Colombian law will be passed upon for the underwriters by Brigard & Urrutia Abogados and Muñoz Tamayo & Asociados Abogados S.A.

Sullivan & Cromwell LLP, New York, New York, our U.S. counsel, will pass upon the validity of the ADRs evidencing ADSs for us. Certain legal matters relating to the ADRs will be passed upon for the underwriters by Cleary Gotlieb Steen & Hamilton LLP, New York, New York, and White & Case LLP, New York, New York.

Experts

The financial statements and management’s report on internal control over financial reporting incorporated in this prospectus supplement by reference from the Annual Report have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CONSIDERED ESSENTIAL IN ORDER TO ALLOW AN ADEQUATE EVALUATION OF THE INVESTMENT BY POTENTIAL INVESTORS. THE PREFERRED SHARES ARE REGISTERED IN THE REGISTRO NACIONAL DE VALORES Y EMISORES (THE COLOMBIAN NATIONAL REGISTRY OF SECURITIES AND ISSUERS OR “RNVE”). THE DEBT SECURITIES WILL BE AUTOMATICALLY REGISTERED IN THE RNVE. SUCH REGISTRATION DOES NOT CONSTITUTE AN OPINION OF THE SUPERINTENDENCIA FINANCIERA DE COLOMBIA (THE COLOMBIAN “SUPERINTENDENCY OF FINANCE” OR “SFC”) WITH RESPECT TO APPROVAL OF THE QUALITY OF SUCH SECURITIES OR OUR SOLVENCY. THE DEBT SECURITIES AND THE ADSs MAY NOT BE PUBLICLY OFFERED OR SOLD IN THE REPUBLIC OF COLOMBIA (“COLOMBIA”).

PROSPECTUS

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares

From time to time, we may offer, issue and sell debt securities, preferred shares, American depositary shares (“ADSs”) representing preferred shares and rights to subscribe for preferred shares in one or more offerings. This prospectus may also be used by a selling security holder to sell securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the Securities and Exchange Commission. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the Securities and Exchange Commission. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “CIB”. Our common shares and preferred shares are listed on the Bolsa de Valores de Colombia (the “Colombian Stock Exchange”) and trade under the symbols “BCOLOMBIA” and “PFBCOLOM”, respectively. On May 11, 2007, the price of our ADSs on the NYSE was U.S.$28.50 per ADS, and the price of our preferred shares on the Colombian Stock Exchange was Ps 14,600 per preferred share. Our headquarters are located at Calle 50, No. 51-66, Medellín, Colombia, and our telephone number is +(574) 510-8866.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 7 of our Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on May 10, 2007 (“Annual Report”), as well as the risk factors included in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 14, 2007.

About this prospectus

In this prospectus, unless the context otherwise requires, references to “Bancolombia,” the “Bank,” “we,” “us” and “our” mean Bancolombia S.A. and its consolidated subsidiaries taken as a whole.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

Available information

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on May 10, 2007; and

(2)	Report on Form 6-K, dated and filed on May 7, 2007.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

Bancolombia S.A.
Calle 50 No. 51-66
Medellin, Colombia
Attention: General Secretary
Telephone Number: (574) 510-8896

Forward-looking statements

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” “target”, “forecast,” “guideline,” “should,” “project” and similar words and expressions are intended to identify forward-looking statements. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements appear in a number of places in this prospectus and the documents incorporated in this prospectus by reference, principally in “Item 3. Key Information—D. Risk Factors” and “Item 5—Operating and Financial Review and Prospects” of our Annual Report incorporated in this prospectus by reference, and include, but are not limited to:

➢	changes in general economic, business, political, social, fiscal or other conditions in Colombia or changes in general economic or business conditions in Latin America;

Forward-looking statements

➢	changes in capital markets or in markets in general that may affect policies or attitudes towards lending;

➢	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms;

➢	inflation, changes in foreign exchange rates and/or interest rates;

➢	sovereign risks;

➢	liquidity risks;

➢	increases in defaults by our borrowers and other loan delinquencies;

➢	lack of acceptance of new products or services by our targeted customers;

➢	competition in the banking, financial services, credit card services, insurance, asset management and other industries in which we operate;

➢	adverse determination of legal or regulatory disputes or proceedings;

➢	changes in official regulations and the Colombian government’s banking policy as well as changes in laws, regulations or policies in the jurisdictions in which we do business;

➢	regulatory issues relating to acquisitions;

➢	changes in business strategy;

➢	other factors identified or discussed under “Item 3.D. Key Information—Risk Factors” and elsewhere in our Annual Report which is incorporated in this prospectus by reference.

Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or revise any forward-looking statements after the date on which they are made in light of new information, future events and other factors.

Bancolombia

We are one of the leading independent financial institutions in Colombia based on market share and net assets, and we provide a wide range of financial products and services to our diversified customer base, including corporate customers, small and medium size business and individuals. Our products and services include personal and corporate loans, deposit-taking, credit and debit cards, electronic banking, cash management, fiduciary and custodial services, brokerage services, leasing, investment banking and dollar-denominated products. As of March 31, 2007, we had, on a consolidated basis:

➢	Ps 36,462,754 million in total assets;

➢	Ps 24,869,858 million in total net loans and financial leases;

➢	Ps 24,237,791 million in deposits; and

➢	Ps 3,420,985 million in shareholders’ equity.

We were originally established to provide products and services to blue-chip industrial companies in the Medellín industrial region and we have grown substantially over the years, both through organic growth and acquisitions. Since our formation in 1945, we have expanded our business activities to provide general banking products and services to individuals, as well as to the middle-market sector which consists of small and medium-sized companies.

Our consolidated net income for the year ended December 31, 2006, and for the three months ended March 31, 2007 was Ps 749,529 million and Ps 199,957 million, respectively, representing an average return on equity of 22.10% and 22.06%, respectively and an average return on assets of 2.31% and 2.28%, respectively.

As of March 31, 2007, we have 703 branches and a proprietary network of 1,394 ATMs in 152 cities and towns. Approximately 81% of our transactions with our customers are electronic or over the internet. These services play an increasingly important role in our marketing and distribution system. Our Virtual Branch electronic banking system offers 24-hour services, including balance inquiries, savings and credit card information, credit card payment services, disbursement of pre-approved loans, blocking of credit cards, check counter-orders, product and service requests, and other customer services.

We were founded in 1945 under the name Banco Industrial Colombiano S.A. In 1998, we merged with Banco de Colombia S.A. and changed our legal name to Bancolombia S.A. In 2005, Conavi Banco Comercial y de Ahorros S.A. (“Conavi”) and Corporacion Financiera Nacional y Suramericana S.A. (“Corfinsura”) merged with and into Bancolombia, with Bancolombia as the surviving entity after the spin-off of part of Corfinsura’s investment portfolio to a new entity formed by the former shareholders of Corfinsura.

Since 1981 and 1995, our common shares and preferred shares, respectively, have traded on Colombian stock exchanges. Since 1995, we have maintained a listing on the NYSE, where our ADSs are traded. Bancolombia is currently the only Colombian company listed in the NYSE.

Our headquarters are located at Calle 50, No. 51-66, Medellín, Colombia, and our telephone number is +(574) 510-8896. Our agent for service of process in the United States is Puglisi & Associates, presently located at 850 Library Avenue, Suite 204, Newark, Delaware 19711. Our web address is www.grupobancolombia.com; however, the information found on our website is not considered part of this prospectus.

Use of proceeds

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for our operations, strengthen our capital structure and regulatory compliance, as well as for other general corporate purposes. General corporate purposes may include the repayment or reduction of indebtedness, financing acquisitions and meeting working capital requirements. Unless we indicate otherwise in the applicable prospectus supplement, we will not receive any proceeds from any sales by selling security holders.

Ratio of earnings to fixed charges and preferred share
dividends

RATIOS OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for the five years ended December 31, 2006, and the three months ended March 31, 2006 and 2007, using financial information calculated in accordance with the generally accepted accounting principles in Colombia (“Colombian GAAP”) and adjusted to reflect the generally accepted accounting principles in the United States (“U.S. GAAP”), were:

	Year Ended December 31,					March 31,	March 31,
	2002	2003	2004	2005	2006	2006	2007

Ratios in accordance with Colombian GAAP
Excluding interest on deposits	3.77	6.06	6.02	3.81	2.90	3.35	3.35
Including interest on deposits	1.51	2.11	2.40	2.07	1.75	1.98	1.81
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	3.19	7.26	6.00	3.79	3.56	N.A.	N.A.
Including interest on deposits	1.40	2.37	2.39	2.03	1.98	N.A.	N.A.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

Our ratios of earnings to fixed charges and preferred share dividends and other appropriations for the five years ended December 31, 2006, and the three months ended March 31, 2006 and 2007, using financial information calculated in accordance with Colombian GAAP and adjusted to reflect U.S. GAAP, were:

	Year Ended December 31,					March 31,	March 31,
	2002	2003	2004	2005	2006	2006	2007

Ratios in accordance with Colombian GAAP
Excluding interest on deposits	2.96	4.15	4.27	3.04	2.35	3.35	3.35
Including interest on deposits	1.44	1.91	2.15	1,89	1.60	1.98	1.81
Ratios in accordance with U.S. GAAP
Excluding interest on deposits	2.50	4.96	4.25	2.94	2.88	N.A.	N.A.
Including interest on deposits	1.34	2.15	2.15	1.83	1.82	N.A.	N.A.

Capitalization

The following table sets forth our consolidated Technical Capital (as defined in our Annual Report which is incorporated by reference herein) as of March 31, 2007.

	As of March 31, 2007(1)

	(in million of Ps and
	thousands of US$)

Subscribed capital	Ps	363,914	$166,148
Capital Advance Payments		336	153
Legal reserve and other reserves		2,726,306	1,244,718
Unappropriated retained earnings		49,304	22,510
Net Income		193,958	88,553
Subordinated bonds subscribed by Fogafin		9,795	4,472
Less:
Long-term investments		(51,411)	(23,472)
Non-monetary inflation adjustment		(147,745)	(67,454)

Primary capital (Tier I)		3,144,457	1,435,628

Provisions for loans		264,225	120,634
Subordinated bonds		32,500 (2)	14,838 (2)
Others		130,074	59,386

Computed secondary capital (Tier II)		426,799	194,858

Technical Capital		3,571,256	1,630,486

Risk weighted assets		32,055,602	14,635,256

Technical capital to risk-weighted assets(3)(4)		11.14%	11.14%

(1)	Amounts stated in U.S. dollars have been translated at the rate of Ps 2,190.30 per US$1.00, which is the representative market rate calculated on March 30, 2007, the last business day of the quarter, as reported by the Superintendency of Finance.

(2)	Subordinated bonds issued by Sufinanciamiento S.A., a subsidiary of Bancolombia S.A.

(3)	Capital adequacy requirements for Colombian financial institutions (as set forth in Decree 1720 of 2001, as amended) are based on the standards of the Basel Committee.

(4)	Colombian regulations require that a credit institution’s Technical Capital be at least 9% of that institution’s total risk-weighted assets.

The securities

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus, separately or together:

➢	senior or subordinated debt securities;

➢	preferred shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”); and

➢	rights to subscribe for preferred shares, including rights to subscribe for ADSs.

Legal ownership

In this prospectus and in any accompanying prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue preferred shares, they may be represented by ADSs. The underlying preferred shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our preferred shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room. See “Available Information.”

STREET NAME AND OTHER INDIRECT HOLDERS

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

Legal ownership

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

➢	how it handles payments and notices with respect to the securities;

➢	whether it imposes fees or charges;

➢	how it handles voting, if applicable;

➢	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

➢	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

➢	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

GLOBAL SECURITIES

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

➢	The Depository Trust Company, New York, New York, which is known as “DTC”;

➢	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”;

➢	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

➢	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below

Legal ownership

under “—Special Situations When a Global Security Will Be Terminated”. The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

➢	An investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

➢	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

➢	An investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

➢	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

➢	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

➢	The depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

➢	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or

Legal ownership

Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

➢	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

➢	if we notify the trustee that we wish to terminate that global security; or

➢	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

CONSIDERATIONS RELATING TO EUROCLEAR AND CLEARSTREAM

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants

Legal ownership

in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

SPECIAL TIMING CONSIDERATIONS FOR TRANSACTIONS IN EUROCLEAR AND CLEARSTREAM

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 8 entitled “Street Name and Other Indirect Holders.”

Description of debt securities

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, will be executed at the time we issue any debt securities thereunder.

Description of the preferred shares

The following description of our preferred shares is a summary of the material terms of our by-laws and Colombian corporate law regarding our preferred shares and the holders thereof. They may not contain all of the information that is important to you. To understand them fully, you should read our by-laws, copies of which are filed with the SEC as exhibit to the registration statement of which this prospectus is a part. The following description is qualified in its entirety by reference to our by-laws and applicable law.

GENERAL

Our preferred shares have been approved for issuance from our authorized capital stock and are non-voting (except as described below), cumulative participating preferred shares. On March 31, 2007, there were 218,122,421 preferred shares outstanding.

The Colombian Stock Exchange is the principal non-U.S. trading market for the preferred shares. As of December 31, 2006, the market capitalization for our preferred shares on the Colombian Stock Exchange was Ps 3,878,216 million. There are no official market makers or independent specialists in the Colombian Stock Exchange to assure market liquidity and, therefore, orders to buy or sell in excess of corresponding orders to sell or buy will not be executed. The Colombian Stock Exchange is relatively volatile compared to major world markets. The aggregate equity market capitalization of the Colombian Stock Exchange as of December 31, 2006, was Ps 125,883,628, with 108 companies listed as of that date. A substantial portion of the trading on the Colombian Stock Exchanges consists of trading in debt securities.

REGISTRATION AND TRANSFER

The preferred shares are evidenced by stock certificates in registered form without dividend coupons attached. We maintain a stock registry and only those holders listed in that stock registry as holders of preferred shares are recognized by us as holders of preferred shares. The Bank of New York, which acts as depositary (the “depositary”) for our ADR facility, or the depositary’s nominee shall be the registered holder on behalf of beneficial owners of ADSs representing the preferred shares, which shall be deposited with Fiduciaria Bancolombia S.A. (formerly Fiducolombia S.A.), as agent of the depositary (the “custodian”). Each registration or transfer of preferred shares will be effected only by entry on such stock registry. Any such registration will be effected without charge to the person requesting such registration, but subject to payment by such person of any taxes, stamp duties or other governmental charges payable in connection therewith.

VOTING RIGHTS

The holders of preferred shares are not entitled to receive notice of, attend or vote at any general shareholders’ meeting of holders of common shares except as described below.

The holders of preferred shares will be entitled to vote on the basis of one vote per share at any general shareholders’ meeting, whenever a shareholders vote is required on the following matters:

➢	In the event that changes in our by-laws may impair the conditions or rights assigned to such shares and when the conversion of such shares into common shares is to be approved.

➢	When voting the anticipated dissolution, merger or transformation of the corporation or change of its corporate purpose.

➢	When the preferred dividend has not been fully paid during two consecutive annual terms. In this event, holders of such preferred shares shall retain their voting rights until the corresponding accrued dividends have been fully paid to them.

➢	When the general shareholders’ meeting orders the payment of dividends with shares issued by us.

Description of the preferred shares

➢	If at the end of a fiscal period, our profits are not enough to pay the minimum dividend and the SFC, by its own decision or upon petition of holders of at least ten percent (10%) of preferred shares, determines that benefits were concealed or shareholders were misled with regard to benefits received from us by our directors or officers, thus decreasing the profits to be distributed, the SFC may resolve that holders of preferred shares should participate with speaking and voting rights at the general shareholders’ meeting, in accordance with the terms established by law.

➢	When the register of shares at the Colombian Stock Exchange or at the RNVE is suspended or canceled. In this event, voting rights shall be maintained until the irregularities that resulted in such cancellation or suspension are resolved.

Holders of preferred shares are not entitled to vote for the election of directors or to influence our management policies.

The holders of preferred shares will not be entitled to receive notice from us of a general meeting of the holders of common shares unless they have the right to vote on any of the matters to be addressed at such meeting, as described above. Each holder of preferred shares shall have the right to vote individually on any of the matters on which the holders of preferred shares have voting rights.

In accordance with our by-laws, notice of meetings at which holders of preferred shares are entitled to vote shall be published in at least one daily newspaper with a wide circulation in Medellín, the city where we are domiciled, as is the case for any other shareholders’ meeting. We will cause a notice of any meeting at which holders of preferred shares are entitled to vote to be mailed to each record holder of preferred shares. Each such notice will include a statement setting forth (i) the date of the meeting, (ii) a description of any resolution to be proposed for adoption at the meeting on which the holders of preferred shares are entitled to vote and (iii) instructions for the delivery of proxies.

General shareholders’ meetings may be ordinary meetings or extraordinary meetings. Ordinary general shareholders’ meetings occur at least once a year during the three months after the end of the prior fiscal year. Extraordinary general shareholders’ meetings may take place when duly called for a specified purpose or purposes, or, without prior notice, when holders representing all outstanding shares entitled to vote on the issues presented are present at the meeting.

Quorum for both ordinary and extraordinary general shareholders’ meetings to be convened at first call requires the presence of two or more shareholders representing at least half plus one of the outstanding shares entitled to vote at the relevant meeting. If a quorum is not present, a subsequent meeting is called at which the presence of one or more holders of shares entitled to vote at the relevant meeting constitutes a quorum, regardless of the number of shares represented.

General meetings (whether ordinary or extraordinary) may be called by our board of directors, president or external auditor. In addition, two or more shareholders representing at least 20% of the outstanding shares have the right to request that a general shareholders’ meeting be convened. Notice of ordinary general shareholders’ meetings must be published in one newspaper of wide circulation at our principal place of business at least 15 business days prior to an ordinary general shareholders’ meeting. Notice of extraordinary general shareholders’ meetings, listing the matters to be addressed at such a meeting, must be published in one newspaper of wide circulation at our principal place of business at least five calendar days prior to an extraordinary general shareholders’ meeting. To compute these days, neither the day of the notice nor the day of the meeting shall be counted.

Except when Colombian law or our by-laws require a special majority, action may be taken at a general shareholders’ meeting by the vote of two or more shareholders representing a majority of common

Description of the preferred shares

shares present. Pursuant to Colombian law and/or our by-laws, special majorities are required to adopt the following corporate actions:

➢	a favorable vote of at least 70% of the common shares represented at a general shareholders’ meeting is required to approve the issuance of stock without granting a preemptive right in respect of that stock in favor of the shareholders;

➢	a favorable vote of at least 78% of the holders of common shares represented at a general shareholders’ meeting is required to decide not to distribute at least 50% of the annual net profits of any given fiscal year in dividends, as otherwise required by Colombian law;

➢	a favorable vote of at least 80% of the holders of common shares present at the respective meeting and 80% of the holders of subscribed preferred shares is required to approve the payment of a stock dividend; and

➢	a favorable vote of at least 70% of the holders of common shares and of subscribed preferred shares to effect a decision to impair the conditions or rights established for such preferred shares, or a decision to convert those preferred shares into common shares.

Adoption of certain of the above-mentioned corporate actions also requires the favorable vote of a majority of the preferred shares as specified by Colombian law and the by-laws. If the Superintendency of Finance determines that any amendment to the by-laws fails to comply with Colombian law, it may demand that the relevant provisions be modified accordingly. Under these circumstances, we will be obligated to comply in a timely manner.

DIVIDENDS

The holders of common shares, once they have approved the year end financial statements, determine the allocation of distributable profits, if any, for the preceding year.

Under the Colombian Commerce Code, a company must, after payment of income taxes and appropriation of legal reserves, and after off-setting losses from prior fiscal years, distribute at least 50% of its annual net profits to all shareholders, payable in cash, or as determined by the shareholders, within a period of one year following the date on which the shareholders declare the dividends. If the total amount segregated in all reserves of a company exceeds its outstanding capital, the percentage required to be distributed increases to 70%. The minimum common stock dividend requirement of 50% or 70%, as the case may be, may be waived by a favorable vote of the holders of 78% of a company’s common stock present at a general shareholders’ meeting.

Under Colombian law and our by-laws, annual net profits are to be applied as follows:

➢	first, an amount equivalent to 10% of net profits is set aside to build a legal reserve until that reserve is equal to at least 50% of our paid-in capital;

➢	second, payment of the minimum dividend on the preferred shares is made; and

➢	third, allocation of the balance of the net profits is determined by the holders of a majority of the common shares entitled to vote on the recommendation of the board of directors and president and may, subject to further reserves required by the by-laws, be distributed as dividends.

Holders of preferred shares are entitled to receive dividends based on the profits of the preceding fiscal year, after canceling losses affecting the capital and once the amount that shall be legally set apart for the legal reserve has been deducted, but before creating or accruing for any other reserve, of a minimum preferred dividend equal to one percent (1%) yearly of the subscription price of the preferred share, provided this dividend is higher than the dividend assigned to common shares, if this is not the case, the dividend shall be increased to an amount that is equal to the per share dividend on the common shares. In accordance with Colombian law and our by-laws, the dividend received by holders of common shares may not be higher than the dividend paid to holders of preferred shares.

Description of the preferred shares

Payment of the preferred dividend shall be made at the time and in the manner established by the general shareholders’ meeting and in the priority indicated by Colombian law.

The general shareholders’ meeting may allocate a portion of the profits to welfare, education or civic services, or to support economic organizations of our employees.

The dividend payments may be made in installments which must be approved at the annual general shareholders’ meeting. Such general shareholders’ meeting will also determine the effective date, the system and the place for payment of dividends.

Dividends declared on the preferred shares will be payable to the record holders of those shares, as they appear on our stock registry, on the appropriate record dates as determined by the general shareholders’ meeting.

Generally, any stock dividend payable by us to the holders of preferred shares will be paid in preferred shares. However, the general shareholders’ meeting may authorize the payment in common shares to all shareholders. Any stock dividend payable in common shares requires the approval of 80% or more of the shares present at a shareholders’ meeting, including 80% or more of the outstanding preferred shares. In the event that none of the holders of preferred shares is present at such meeting, a stock dividend may be paid to the holders of common shares that approve such a payment.

LIQUIDATION RIGHTS

We will be dissolved if certain events take place, including the following:

➢	our term of existence, as stated in the by-laws, expires without being extended by the shareholders prior to its expiration date;

➢	losses cause the decrease of our shareholders’ equity below 50% of our outstanding capital stock, unless one or more of the corrective measures described in the Colombian Commerce Code are adopted by a general shareholder’s meeting within six months;

➢	by decision of the general shareholders’ meeting; and

➢	in certain other events expressly provided by Colombian law and our by-laws.

Upon dissolution, a liquidator must be appointed by a general shareholders’ meeting to wind up its affairs. In addition, the Superintendency of Finance has the power to take over the operations and assets of a commercial bank and proceed to its liquidation under certain circumstances and in the manner prescribed in the Estatuto Organico del Sistema Financiero Decree 663 of 1993.

Upon liquidation, holders of fully paid preferred shares will be entitled to receive in pesos, out of the surplus assets available for distribution to shareholders, pari passu with any of the other shares ranking at that time pari passu with the preferred shares, an amount equal to the subscription price of those preferred shares before any distribution or payment may be made to holders of common shares or any other shares at that time ranking junior to the preferred shares with regard to participation in our surplus assets. If, upon any liquidation, assets that are available for distribution among the holders of preferred shares and liquidation parity shares are insufficient to pay in full their respective liquidation preferences, then those assets will be distributed among those holders pro-rata in accordance with the respective liquidation preference amounts payable to them.

Subject to the preferential liquidation rights of holders of preferred shares, all fully paid common shares will be entitled to participate equally in any distribution upon liquidation. Partially paid common shares must participate in a distribution upon liquidation in the same proportion that those shares have been paid at the time of the distribution.

To the extent there are surplus assets available for distribution after full payment to the holders of common shares of the initial subscription price of the common shares, the surplus assets will be

Description of the preferred shares

distributed among all holders of shares of capital stock pro-rata in accordance with their respective holdings of shares.

PREEMPTIVE RIGHTS AND OTHER ANTI-DILUTION PROVISIONS

Pursuant to the Colombian Commerce Code, we are allowed to have an amount of outstanding capital stock smaller than the authorized capital stock set out in our by-laws. Under our by-laws, the holders of common shares determine the amount of authorized capital stock, and the board of directors has the power to (a) order the issuance and regulate the terms of subscription of common shares up to the total amount of authorized capital stock and (b) regulate the issuance of shares with rights to a preferential dividend but without the right to vote, when expressly delegated by the general shareholders’ meeting. The issuance of preferred shares must always be first approved by the general shareholders’ meeting, which shall determine the nature and extent of any privileges, according to the by-laws and Colombian law.

At the time a Colombian company is formed, its outstanding capital stock must represent at least 50% of the authorized capital. Any increases in the authorized capital stock or decreases in the outstanding capital stock must be approved by the majority of shareholders required to approve a general amendment to the by-laws. Pursuant to Decree 663, the Superintendency of Finance may order a commercial bank to increase its outstanding capital stock under certain special circumstances.

Our by-laws and Colombian law require that, whenever we issue new shares of any outstanding class, we must offer the holders of each class of shares the right to purchase a number of shares of such class sufficient to maintain their existing percentage ownership of our aggregate capital stock. These rights are called preemptive rights.

The general shareholders’ meeting may suspend preemptive rights with respect to a particular capital increase by a favorable vote of at least 70% of the corresponding class of shares represented at the meeting. Preemptive rights must be exercised within the period stated in the share placement terms, which cannot be shorter than 15 business days following the publication of the notice of the public offer of that capital increase. From the date of the notice of the share placement terms, preemptive rights may be transferred separately from the corresponding shares.

The Superintendency of Finance will authorize decreases in the outstanding capital stock decided by the holders of common shares only if:

➢	we have no liabilities;

➢	our creditors consent in writing; or

➢	the outstanding capital stock remaining after the reduction represents at least twice the amount of our liabilities.

OTHER PROVISIONS

Limits on Purchases and Sales of Capital Stock by Related Parties

Pursuant to the Colombian Commerce Code, the members of our board of directors and certain of our principal executive officers may not, directly or indirectly, buy or sell shares of our capital stock while they hold their positions, unless they obtain the prior approval of the board of directors passed with the vote of two-thirds of its members (excluding, in the case of transactions by a director, such director’s vote).

No Redemption by Bancolombia

Colombian law prohibits us from repurchasing shares of our capital stock, including the preferred shares.

Description of American Depositary Receipts

The following description of American Depositary Receipts evidencing American Depositary Shares is applicable to any international offering of preferred shares represented by American Depositary Shares and evidenced by ADRs.

On March 31, 2007, there were 218,122,421 preferred shares outstanding. A total of 152,648,688 representing 70.0% of preferred shares were directly held by one record holder in the United States (ADR Program), and a total of 885,649 representing 0.5% of outstanding preferred shares, were directly held by 22 record holders in the United States. Because certain of the preferred shares and ADSs are held by nominees, the number of record holders may not be representative of the number of beneficial owners. A beneficial owner includes anyone who has the power to receive the economic benefit of ownership of the securities.

ADRs evidencing ADSs are deliverable by the The Bank of New York, as depositary (the “depositary”) pursuant to the deposit agreement, dated as of July 25, 1995 and amended and restated as of August 8, 2005, entered into by Bancolombia, the depositary and the owners and beneficial owners from time to time of ADRs (the “deposit agreement”), pursuant to which the ADSs are issued. Copies of the deposit agreement are available for inspection at the Corporate Trust Office of the depositary (the “Corporate Trust Office”), currently located at 101 Barclay Street, New York, New York 10286, and at the office of the custodian, currently located at Carrera 43A, No. 11A-44, Medellín, Colombia or Calle 30A No. 6-38, Bogota, Colombia. The depositary’s principal executive office is located at One Wall Street, New York, New York 10286. The deposit agreement is also an exhibit to the registration statement of which this prospectus is a part.

The following is a summary of material provisions of the deposit agreement. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the deposit agreement, including the form of ADR which has been included as an exhibit hereto. Terms used herein and not otherwise defined will have the meanings set forth in the deposit agreement.

ADRs evidencing ADSs are issuable pursuant to the deposit agreement. Each ADS represents four preferred shares or evidences the right to receive four preferred shares (together with any additional shares of preferred stock at any time deposited or deemed deposited under the deposit agreement and any and all other securities, cash and property received by the depositary or the custodian in respect thereof and at such time held under the deposit agreement, the “deposited securities”). Only persons in whose names ADRs are registered on the books of the depositary will be treated by the depositary and us as owners.

RESTRICTIONS REGARDING FOREIGN INVESTMENT IN COLOMBIA

The following includes a very brief summary of certain restrictions on foreign investment in Colombia and does not purport to be complete.

Colombia’s International Investment Statute, Decree 2080 of 2000, as amended (the “International Investment Statute”) regulates the manner in which non-resident entities and individuals can invest in Colombia and participate in the Colombian securities markets. Among other requirements, the statute mandates registration of certain foreign exchange transactions with the Central Bank of Colombia (the “Central Bank”) and specifies procedures to authorize and administer certain types of foreign investments. Decree 1844 of 2003 modified Decree 2080 of 2000, simplifying the procedures for foreign investors to register their investment in Colombia with the Central Bank. International investments are regulated by the Central Bank by means of External Resolution 8 of 2000 and External Circular DCIN 83 of December 2004, setting forth in detail certain procedures regarding registration of foreign investment in Colombia.

Description of American Depositary Receipts

Investors who wish to participate in our ADR facility and hold our ADRs will be required to submit to the custodian of the ADR facility certain information and comply with certain registration procedures required under the foreign investment regulations in connection with foreign exchange controls restricting the conversion of pesos into U.S. dollars. Holders of ADRs who wish to withdraw the underlying preferred shares will also have to comply with certain registration and reporting procedures. See “Description of American Depositary Receipts—Deposit, Transfer and Withdrawal.” Under the foreign investment regulations, the failure of a non-resident investor to report or register with the Central Bank foreign exchange transactions relating to investments in Colombia on a timely basis may prevent the investor from obtaining remittance rights, constitute an exchange control infraction and result in a fine.

Approval was obtained from the Superintendency of Finance of Colombia for the depositary facility established for the ADSs pursuant to the deposit agreement (and the agreement between the depositary and the custodian referenced therein) as an institutional fund pursuant to the International Investment Statute. The Colombian Superintendency of Securities (currently the Superintendency of Finance) authorized the initial and subsequent deposits of preferred shares with the custodian for the purpose of issuing ADSs, as described below, as a permitted means of foreign investment under the foreign investment regulations. Under such law, the custodian acts as the local administrator of such fund and has certain reporting obligations to the Central Bank and to the Superintendency of Finance.

DEPOSIT, TRANSFER AND WITHDRAWAL

The depositary has agreed, subject to the terms and conditions of the deposit agreement, that upon delivery to the custodian of preferred shares (or evidence of rights to receive preferred shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the deposit agreement, execute and deliver an ADR or ADRs, registered in the name or names of the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such preferred shares with the depositary. Such ADR or ADRs shall evidence any authorized number of ADSs requested by such person or persons and shall be executed and delivered at the depositary’s Corporate Trust Office. Each deposit must be accompanied by a written notice describing the price paid for the preferred shares being deposited (including any commissions paid to a securities broker in Colombia) in order to enable the custodian to comply with the foreign exchange regulations of the Central Bank with respect to the fund or such other matters as may be required from time to time under applicable Colombian law.

Pursuant to Colombian Banking laws, no individual or corporation may hold 10% or more of a Colombian financial institution’s capital stock without the prior authorization of the Superintendency of Finance. Any transaction involving the sale of publicly traded stock of any Colombian company, including any sale of our preferred shares (but not a sale of ADRs) for the peso-equivalent of 66,000 Unidades de Valor Real (or “UVRs”, a Colombian inflation-adjusted monetary index calculated by the board of directors of the Central Bank and generally used for pricing home-mortgage loans) or more must be effected through the Colombian Stock Exchange. Neither we nor the depositary will be liable for any failure to comply with the ownership limitation or failure to respond to any request for information to determine compliance with the ownership limitation.

Upon surrender at the Corporate Trust Office of the depositary of an ADR for the purpose of withdrawal of the deposited securities represented by the ADSs evidenced by such ADR, and upon payment of the fees of the depositary for the surrender of ADRs, governmental charges and taxes provided in the deposit agreement, and subject to the terms and conditions of the deposit agreement, our by-laws and the terms of the deposited securities, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of deposited securities at the time represented by the

Description of American Depositary Receipts

ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner. Any non-resident owner or beneficial owner requesting withdrawals of preferred shares or other deposited securities upon surrender of ADRs must deliver to the depositary a written notice specifying either that those preferred shares or other deposited securities:

➢	have been or are to be sold in Colombia simultaneously with such withdrawal of the preferred shares or other deposited securities; or

➢	are to be held by such owner or beneficial owner, or to its order, without sale, in which case such owner or beneficial owner must acknowledge its obligations to register its investment under the foreign investment regulations, if applicable, and make the required foreign exchange report to the Central Bank.

Such non-resident withdrawing owner or beneficial owner must also deliver or cause to be delivered to the Central Bank a written notice relating to the sales price realized (net of sales commissions paid or payable to a Colombian securities broker) in respect of the sale of preferred shares (or other deposited securities, as the case may be) and such other certifications as may be required from time to time under applicable Colombian law.

A non-resident owner or beneficial owner who withdraws preferred shares or other deposited securities to or for its or his own account or the account of a non-resident third party and who does not sell or cause to be sold such preferred shares or other deposited securities in Colombia simultaneously with such withdrawal will be subject to the foreign investment regulations and will be required individually to comply with one of the three authorized forms of foreign investment in securities of Colombian issuers described below:

➢	direct investment;

➢	investment through an institutional fund; or

➢	investment through an individual fund.

Such owner, beneficial owner or third party may be required to register its foreign capital investment in the preferred shares (i.e., the purchase price of preferred shares plus any securities brokerage commissions paid to Colombian brokers) deposited pursuant to the terms of the deposit agreement by or on behalf of such owner or beneficial owner, or the purchase price of ADSs, if ADSs were purchased from a prior owner or beneficial owner thereof, with the Central Bank, in accordance with the requirements of the exchange declaration used.

Non-resident owners or beneficial owners should consult with their investment advisers prior to any withdrawal of preferred shares in the event that such securities may not be sold or held by such owner or beneficial owner in Colombia at the time of such withdrawal.

Neither we, the depositary nor the custodian will have any liability or responsibility whatsoever under the deposit agreement or otherwise for any action or failure to act by any owner or beneficial owner relating to its obligations under the foreign investment regulations or any other Colombian law or regulation relating to foreign investment in Colombia in respect of a withdrawal or sale of preferred shares or other deposited securities, including, without limitation, any failure to comply with a requirement to register such investment pursuant to the terms of the foreign investment regulations prior to such withdrawal or any failure to report foreign exchange transactions to the Colombian Central Bank, as the case may be. In addition, the deposit agreement provides that the owner or beneficial owner will be responsible for the report of any false information relating to foreign exchange

Description of American Depositary Receipts

transactions to the custodian or the Central Bank in connection with deposits or withdrawals of preferred shares or other deposited securities.

Subject to the terms and conditions of the deposit agreement and any limitations established by the depositary, unless requested by us to cease doing so, the depositary may deliver ADRs prior to the receipt of preferred shares (a “pre-release”) and deliver shares upon the receipt and cancellation of ADRs which have been pre-released, whether or not such cancellation is prior to the satisfaction of that pre-release or the depositary knows that any ADR has been pre-released. The depositary may receive ADRs in lieu of preferred shares in satisfaction of a pre-release. Each pre-release must be:

➢	preceded or accompanied by a written representation from the person to whom the ADRs or preferred shares are to be delivered that such person, or its customer, beneficially owns the preferred shares or ADRs to be remitted, as the case may be;

➢	at all times fully collateralized with cash or such other collateral as the depositary deems appropriate;

➢	terminable by the depositary on not more than five business days’ notice; and

➢	subject to such further indemnities and credit regulations as the depositary deems appropriate.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

Subject to any restrictions imposed by Colombian law, regulations or applicable permits, the depositary is required, as promptly as practicable:

➢	to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars, including pesos (“Foreign Currency”), that it receives in respect of the deposited preferred shares; and

➢	to distribute, as promptly as practicable, the resulting U.S. dollar amount (net of reasonable and customary expenses incurred by the depositary in converting such Foreign Currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively.

If the depositary determines that in its judgment any Foreign Currency received by the depositary or the custodian cannot be converted on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may distribute the Foreign Currency received by the depositary or the custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be distributed to some of the owners entitled thereto, the depositary may in its discretion make such conversion and distribution in U.S. dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the owners entitled thereto.

If we declare a dividend in, or free distribution of, preferred shares, the depositary may, and will if we request, distribute to the owners of outstanding ADRs entitled thereto additional ADRs evidencing an aggregate number of ADSs that represents the amount of preferred shares received as such dividend or free distribution, in proportion to the number of ADSs evidenced by the ADRs held by them, subject to the terms and conditions of the deposit agreement with respect to the deposit of preferred shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental

Description of American Depositary Receipts

charge and the payment of fees of the depositary. The depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from us that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the depositary will sell the amount of preferred shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the deposit agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional preferred shares distributed upon the deposited securities represented thereby.

If we offer or cause to be offered to the holders of any deposited securities any rights to subscribe for additional preferred shares or any rights of any other nature, the depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available in U.S. dollars to such owners or, if by the terms of such rights offering or for any other reason, the depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the depositary shall allow the rights to lapse; provided, however, if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all owners or to certain owners but not to other owners, the depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the depositary will make such rights available to such owner upon written notice from us to the depositary that:

➢	we have elected in our sole discretion to permit such rights to be exercised; and

➢	such owner has executed such documents as we have determined in our sole discretion are reasonably required under applicable law.

Upon instruction pursuant to such warrants or other instruments to the depositary from such owner to exercise such rights, upon payment by such owner to the depositary for the account of such owner of an amount equal to the purchase price of the preferred shares to be received in exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary will, on behalf of such owner, exercise the rights and purchase the preferred shares, and we will cause the preferred shares so purchased to be delivered to the depositary on behalf of such owner. As agent for such owner, the depositary will cause the preferred shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the deposit agreement.

The depositary will not offer rights to owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the deposit agreement will create, or be construed to create, any obligation on our part to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement

Description of American Depositary Receipts

declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Bancolombia upon which the depositary may rely that such distribution to such owner is exempt from such registration. The depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

Although Colombian law permits preemptive rights to be transferred separately from the preferred shares to which such rights relate, a liquid market for preemptive rights may not exist, and this may adversely affect the amount the depositary would realize upon disposal of rights.

Whenever the depositary receives any distribution other than cash, preferred shares or rights in respect of the deposited securities, the depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the depositary may reasonably deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that we or the depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to owners or beneficial owners) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable and practicable for the purposes of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the depositary) will be distributed by the depositary to the owners entitled thereto as in the case of a distribution received in cash.

If the depositary determines that any distribution of property (including preferred shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the depositary is obligated to withhold, the depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the depositary deems necessary and practicable to pay such taxes or charges and the depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

CHANGES AFFECTING DEPOSITED PREFERRED SHARES

Upon any change in nominal or par value, stock split, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities which shall be received by the depositary or custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the deposit agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the depositary may, and will, if we so request, execute and deliver additional ADRs as in the case of a distribution in preferred shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Description of American Depositary Receipts

RECORD DATES

Whenever:

➢	any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made;

➢	rights shall be issued with respect to the deposited securities;

➢	for any reason the depositary causes a change in the number of preferred shares that are represented by each ADS;

➢	the depositary shall receive notice of any meeting of holders of preferred shares or other deposited securities; or

➢	the depositary shall find it necessary or convenient,

the depositary will fix a record date

➢	for the determination of the owners who will be (A) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (B) entitled to give instructions for the exercise of voting rights at any such meeting; or

➢	on or after which each ADS will represent the changed number of preferred shares, all subject to the provisions of the deposit agreement.

VOTING OF DEPOSITED SECURITIES

Holders of preferred shares, and consequently holders of ADS, have very limited voting rights. See “Description of preferred shares—Voting Rights”.

In the event holders of preferred shares are entitled to vote, upon receipt of notice of any meeting or solicitation of consents or proxies of holders of preferred shares or other deposited securities, if requested in writing by us, the depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which notice will be in the sole discretion of the depositary, containing:

➢	the information included in such notice of meeting received by the depositary from us;

➢	a statement that the owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Colombian law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the amount of preferred shares or other deposited securities represented by their respective ADSs; and

➢	a statement as to the manner in which such instructions may be given.

Upon the written request of an owner on such record date, received on or before the date established by the depositary for such purpose, the depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of preferred shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the nondiscretionary instructions set forth in such request. The depositary will not vote or attempt to exercise the right to vote that attaches to the preferred shares or other deposited securities other than in accordance with such instructions. If the depositary does not receive instructions from the owner on or before the date established by the depositary for such purpose, the depositary shall take such action as is necessary, upon our request, subject to applicable law, the by-laws and the terms and conditions of the deposited securities, to cause the underlying preferred shares to be counted for purposes of satisfying applicable quorum requirements.

There can be no assurance that the owners generally or any owner in particular will receive the notice described above sufficiently prior to the date established by the depositary for the receipt of instructions to ensure that the depositary will in fact receive such instructions on or before such date.

Description of American Depositary Receipts

REPORTS AND OTHER COMMUNICATIONS

The depositary makes available for inspection by ADR owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from us, which are both:

➢	received by the depositary as the holder of the preferred shares or other deposited securities; and

➢	made generally available to the holders of such preferred shares or other deposited securities by us.

The depositary will also send to the owners copies of such reports and communications furnished by us pursuant to the deposit agreement. Any such reports and communications including any proxy soliciting material furnished to the depositary by us will be furnished in English when so required pursuant to any regulations of the SEC.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

The form of ADRs and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary in any respect which they may deem necessary or desirable without the consent of the owners of ADRs; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other expenses), or which otherwise prejudices any substantial existing right of ADR owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment given to the owners of outstanding ADRs. Every owner of an ADR, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event will such amendment impair the right of the owner or any ADR to surrender such ADR and receive therefor the preferred shares or other deposited securities represented thereby, except to comply with mandatory provisions of applicable law.

The depositary will at any time at our direction terminate the deposit agreement by mailing notice of such termination to the owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the deposit agreement by mailing notice of such termination to us and the owners of all ADRs outstanding if, at any time after 90 days have expired after the depositary will have delivered to us a written notice of its election to resign, a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the deposit agreement. If any ADRs remain outstanding after the date of termination of the deposit agreement, the depositary thereafter shall discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the deposit agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights and other property and the delivery of underlying preferred shares or other deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the depositary for the surrender of an ADR and other expenses set forth in the deposit agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the depositary may sell the deposited securities then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro-rata benefit of the owners that have not theretofore surrendered their ADRs, such owners thereupon becoming general creditors of the depositary with respect to such proceeds. After making such sale, the depositary will be discharged from all obligations under the deposit agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the depositary and other expenses set forth in the deposit agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

Description of American Depositary Receipts

CHARGES OF DEPOSITARY

The depositary will charge any party depositing or withdrawing preferred shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADRs or deposited securities or a distribution of ADRs pursuant to the deposit agreement) where applicable:

➢	taxes and other governmental charges,

➢	such registration fees as may from time to time be in effect for the registration of transfers of ADSs generally on the ADS register of the issuer or foreign registrar and applicable to transfers of ADSs to the name of the depositary or its nominee or the custodian or its nominee on the making of deposits or withdrawals,

➢	such cable, telex and facsimile transmission expenses as are expressly provided in the deposit agreement,

➢	such expenses as are incurred by the depositary in the conversion of foreign currency pursuant to the deposit agreement,

➢	a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution and delivery of ADRs pursuant to the deposit agreement, and the surrender of ADRs pursuant to the deposit agreement,

➢	a fee of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the deposit agreement, and

➢	a fee for, and deducted from, the distribution of proceeds of the sale of rights pursuant to the deposit agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of ADSs received upon the exercise of such rights, but which rights are instead sold and the proceeds of such sale distributed by the depositary to owners.

The depositary, pursuant to the deposit agreement, may own and deal in any class of securities issued by us and our affiliates and in ADRs.

LIABILITY OF OWNER FOR TAXES

If any tax or other governmental charge shall become payable by the custodian or the depositary with respect to any ADR of any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable to the owner or beneficial owner of such ADR to the depositary. The depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.

GENERAL

Neither the depositary nor us nor any of our respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, Colombia or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of our by-laws, or by reason of any provision of any securities issued or distributed by us, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the depositary

Description of American Depositary Receipts

or us or any our respective directors, employees, agents or affiliates shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the deposit agreement or the deposited securities it is provided will be done or performed; nor will the depositary or us incur any liability to any owner or beneficial owner of any ADR by reason of any non-performance or delay, caused as aforesaid, in the performance of any set or thing which by the terms of the deposit agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the deposit agreement. Where, by the terms of a distribution pursuant to the deposit agreement, or an offering or distribution pursuant to the deposit agreement, or for any other reason, such distribution or offering may not be made available to owners, and the depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the depositary will not make such distribution or offering, and will not allow the rights, if applicable, to lapse.

Neither us nor the depositary assumes any obligation, nor we or the depositary will be subject to any liability under the deposit agreement to owners or beneficial owners of ADRs, except that we and the depositary agree to perform our respective obligations specifically set forth under the deposit agreement without negligence or bad faith.

The ADRs are transferable on the books of the depositary, provided, that the depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or upon our written request. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the depositary, the custodian or the registrar may require payment from the person representing the ADR or the depositor of the preferred shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock, transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to preferred shares being deposited or withdrawn) and payment of any applicable fees payable by the holders of ADRs. The depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, preferred shares until it has received such proof of citizenship or residence, exchange control approval, approval or registration under the foreign investment regulations or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when our or the depositary’s transfer books are closed or if any such action is deemed necessary or advisable by us or the depositary, at any time or from time to time.

The depositary keeps books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times is open for inspection by the owners, provided, that such inspection is not for the purpose of communicating with owners in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADRs.

The depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the depositary.

Description of the rights to subscribe preferred shares

We may issue rights to subscribe for our preferred shares in order to comply with the requirements described under “Description of the Preferred Shares—Preemptive Rights and Other Anti-dilution Provisions.”

The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Colombian income tax considerations applicable to holders of the rights to subscribe for our preferred shares.

Plan of distribution

The securities offered by this prospectus may be sold from time to time by us or a selling security holder as follows:

➢	through agents;

➢	to dealers or underwriters for resale;

➢	directly to purchasers; or

➢	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

➢	at a fixed price or prices, which may be changed;

➢	at market prices prevailing at the time of sale;

➢	at prices related to prevailing market prices; or

➢	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If

Plan of distribution

we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the National Association of Securities Dealers, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

Validity of the securities

The validity of the securities and other matters governed by Colombian law will be passed upon for us by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A., our Colombian counsel, and for any underwriters or agents by Colombian counsel named in the applicable prospectus supplement. Certain matters of New York law in connection with any offering will be passed upon for us by Sullivan & Cromwell LLP, New York, New York, our U.S. counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The financial statements and management’s report on internal control over financial reporting incorporated in this prospectus by reference from the Annual Report on Form 20-F for the year ended December 31, 2006, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Enforcement of civil liabilities against foreign persons

We are a Colombian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Colombia, and a substantial portion of their respective assets are located in Colombia.

We have been advised by Gómez-Pinzón Linares Samper Suárez Villamil Abogados S.A., that Colombian courts determine whether to enforce a U.S. judgment predicated on the U.S. securities laws through a procedural system known under Colombian law as exequatur.  Colombian courts will enforce a foreign judgment, without reconsideration of the merits, only if the judgment satisfies the requirements of Articles 693 and 694 of Colombia’s Código de Procedimiento Civil (Code of Civil Procedure), which provide that the foreign judgment will be enforced if:

➢	a treaty exists between Colombia and the country where the judgment was granted or there is reciprocity in the recognition of foreign judgments between the courts of the relevant jurisdiction and the courts of Colombia;

➢	the foreign judgment does not relate to “in rem rights” vested in assets that were located in Colombia at the time the suit was filed and does not contravene or conflict with Colombian laws relating to public order other than those governing judicial procedures;

➢	the foreign judgment, in accordance with the laws of the country where it was rendered, is final and is not subject to appeal and a duly certified and authenticated copy of the judgment has been presented to a competent court in Colombia;

➢	the foreign judgment does not refer to any matter upon which Colombian courts have exclusive jurisdiction;

➢	no proceeding is pending in Colombia with respect to the same cause of action, and no final judgment has been awarded in any proceeding in Colombia on the same subject matter and between the same parties; and

➢	in the proceeding commenced in the foreign court that issued the judgment, the defendant was served in accordance with the law of such jurisdiction and in a manner reasonably designated to give the defendant an opportunity to defend against the action.

Enforcement of civil liabilities against foreign persons

The United States and Colombia do not have a bilateral treaty providing for automatic reciprocal recognition and enforcement of judgments in civil and commercial matters. The Colombian Supreme Court has generally accepted that reciprocity exists when it has been proven that either a U.S. court has enforced a Colombian judgment or that a U.S. court would enforce a foreign judgment, including a judgment issued by a Colombian court. However, such enforceability decisions are considered by Colombian courts on a case-by-case basis.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely upon any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Bancolombia S.A.

Debt Securities
Preferred Shares
American Depositary Shares representing Preferred Shares
Rights to Subscribe for Preferred Shares